MASTER FACILITY LICENSE AGREEMENT

This Master Facility License Agreement (this “Agreement”) is between Fitness International, LLC, a California limited liability company, on its own behalf and on behalf of its affiliates Fitness & Sports Clubs, LLC, a Delaware limited liability company (individually and collectively, “Licensor”), and Novomerica Health Group Inc., a Nevada corporation (“Licensee”). Licensor and Licensee are each sometimes referred to in this Agreement as a (“Party”) and collectively as the (“Parties”). This Agreement shall be effective as of September 24, 2019 (such date, the “Effective Date”).

Licensor is engaged in the business of operating facilities at which it provides health club services to individuals who have executed membership agreements with Licensor or who are otherwise authorized by Licensor to access such facilities (such individuals, as determined solely by Licensor, “Members”).

Licensee is engaged in the business of providing physical therapy and ancillary health services, and identifying third parties to be approved by Licensor (as approved, “Sublicensees”) to provide such services in certain of Licensors facilities, as designated herein.

The Parties therefore agree as follows:

1. Licenses.

1.1. Grant by LMA and Facility License Agreement. It is acknowledged that, from time to time as set forth herein or as the Parties otherwise agree, Licensee may wish to identify Sublicensees to provide certain services in facilities operated by Licensor, and Licensor may (subject to the satisfaction of any reasonable due diligence requests) desire to grant to such Sublicensees the right to do the same. In such an event, the Parties agree that: (a) for each Facility (as defined below), with the exception of the Initial Licenses (as defined and as set forth below), the Parties will execute a location memorandum agreement in substantially the form attached hereto as exhibit A-1 (each such fully-executed memorandum, an “LMA”), and (b) for each Sublicensee, Licensee will execute a Facility License Agreement in substantially the form attached hereto as exhibit A-2 (a “Facility License Agreement”), it being understood and agreed that each LMA and/or Facility License Agreement may set forth additional terms and conditions with respect to the provision of Services in any particular Service Area. Each Facility License Agreement shall be subject to Licensor’s prior written approval, which approval may be withheld in Licensor’s sole and absolute discretion. Upon the execution of the applicable LMA and Facility License Agreement, Sublicensee shall have the right, subject to the terms hereof, to (A) occupy and use, on an exclusive basis, for the purposes of providing the Services (as defined in section 5.2.1), within the Licensor facility identified in such LMA (such a facility, a “Facility”), in an area of space specified in such LMA (such a specified area, a “Service Area”); (B) access and use, on a non-exclusive basis, for the purpose of providing the Services, the Facility’s Equipment and a Pool Lane (as defined below); and (C) use, on a non-exclusive basis, such Facility’s common areas (e.g., the lobby and reception area) solely as necessary to access the Facility’s Service Area, Equipment and a Pool Lane (any such license granted by an LMA, including each of the Initial Licenses described in section 1.2, a “License”). For the avoidance of doubt, as between the Parties, this Agreement will govern the construction, opening and provision of Services in each Service Area and the execution of each LMA shall also subject the construction, opening, and provision of Services in each Service Area to the terms and conditions of this Agreement. For the further avoidance of doubt, an LMA must be executed by the Parties for each License other than the Licenses set forth on schedule 1.2, and each LMA shall grant a separate License for the particular Facility identified therein.

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1.1.1 Direct Provision of Services by Licensee. In the event that Licensee desires to provide Services directly (as opposed to a Sublicensee providing Services) within a Services Area, a Facility License Agreement need not be executed for such License; however, for the avoidance of doubt, in the event Licensee provides such Services or assumes any obligations of a Sublicensee, Licensee shall be considered a “Sublicensee” for the purposes of this Agreement and all terms and provisions of this Agreement applicable to Sublicensees and all terms and provisions of the applicable Facility License Agreement shall apply to Licensee.

1.2. Initial Licenses. This Agreement grants separate Licenses for each of the Licenses listed on schedule 1.2 (subject to the provisions in section 1.5 pertaining to Licensor’s revocation rights) without requiring an LMA to be executed for such Licenses (hereafter, the Licenses listed on schedule 1.2 shall be referred to as the “Initial Licenses”); provided, however, that the Initial Licenses will only be in effect if Licensee has executed a Facility License Agreement with the Sublicensee(s) who intend to provide Services with respect to the Initial Licenses, and provided further, that Licensor reserves the right to revoke certain Initial Licenses if the conditions set forth in section 1.5 are not satisfied. The Parties agree that while additional Licenses may be granted from time to time pursuant to section 1.1 above, this Agreement does not obligate either Party to agree to any additional Licenses other than the Initial Licenses.

1.3. No Tenancy Created. Licensee specifically covenants and agrees, for Licensor’s benefit, and as a material condition of this Agreement, that neither this Agreement nor any License granted hereunder nor any of Licensee’s rights in connection herewith or therewith shall constitute a lease and that Licensee shall not bring any action against Licensor or interpose any defense against Licensor based upon the theory that this Agreement or any License granted hereunder constitutes a lease; and Licensee expressly waives any substantive or procedural rights that Licensee may have that are predicated upon the rights of a tenant of real property. Notwithstanding anything in this Agreement to the contrary, should this Agreement be deemed by any court, governmental authority, or quasi-governmental authority to constitute or create a lease, then Licensor shall have all of the rights and remedies of a Facility Owner of real property available pursuant to applicable law.

1.4 Sublicensees.

1.4.1 Screening and Prior Consent. Prior to entering into any Facility License Agreement for a Facility, Licensee must: (a) screen the prospective Sublicensee to determine if the prospective Sublicensee meets the managerial, operational, experience, quality, character and business standards established by Licensee and those that may be specified by Licensor from time to time, (b) provide Licensor with any and all information that Licensor reasonably requests in order to evaluate the prospective Sublicensee, and (c) obtain Licensor’s written consent of the prospective Sublicensee. Licensor will grant or withhold its consent within 30 days after receipt of all information specified in this section. Licensor will have no obligation to consent to any prospective Sublicensee presented by Licensee, and its consent may be withheld in its sole and absolute discretion.

1.4.2 Execution of Agreements. With respect to each Facility, Licensee will enter into a Facility License Agreement with the applicable Sublicensee. Licensee will ensure that Licensor receives a fully-executed copy of each Facility License Agreement executed pursuant to this Agreement prior to any Sublicensee opening for business at a Facility.

1.4.3 Sublicensee Information. During the Master Term, Licensee will provide to Licensor any information relating to the any Sublicensee that Licensor reasonably requests from time to time, including an up-to-date list of each Sublicensee and the Facility at which each Sublicensee provides Services.

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1.4.4 Termination of Facility License Agreement. If a Facility License Agreement is terminated or a Sublicensee otherwise ceases to operate at a Facility prior to the expiration or termination of the applicable License Term for any reason, Licensee shall have the right, but not the obligation, to operate in place of such Sublicensee at the applicable Facility in accordance with the terms of this Agreement and the applicable LMA and Facility License Agreement until such time as Licensee identifies a prospective Sublicensee that Licensor approves in accordance with this section 1.4 to provide Services within the Service Area for the remainder of the applicable License Term.

1.5 Development Obligation. Licensee commits to develop and open for business within: (a) at least 4 of the Facilities listed on schedule 1.2 by December 31, 2019; and (b) beginning in the month of January 2020, at least 2 additional Facilities listed on schedule 1.2 per calendar month until all of the Facilities listed on schedule 1.2 have opened for business (the foregoing obligation, the “Development Obligation”). In the event that Licensee fails to meet the Development Schedule (regardless of the month in which such noncompliance with the Development Schedule occurs), the Initial Licenses which Licensee has developed and opened for business shall remain unaffected; however, Licensee shall lose the right to develop the remaining Initial Licenses and Licensor shall, within such Facilities, have the right to provide (or contract with a third party to provide) services which may be competitive with Licensee’s services.

1.6 Parent Guaranty. Licensee represents and warrants that it is a wholly-owned subsidiary of Novo Integrated Sciences, Inc., a Nevada corporation (“Parent”). Parent shall execute a guaranty (the “Parent Guaranty”) in a form approved by Licensor whereby Parent will guaranty the full, unconditional, and prompt performance of Licensee’s obligations hereunder (including the payment of all fees and other amounts payable under the MFLA). For the avoidance of doubt, the Parent Guaranty will guaranty the prompt payment and performance of Licensee’s obligations with respect to all Licenses hereunder. The parties agree that the Parent Guaranty shall remain in effect until the termination or expiration of the Agreement.

2. Service Areas.

2.1. Tender of a Service Area. Following Licensor’s timely receipt of all monies due to Licensor within three business days after the Grant Date of a License (including, but not limited to, the deposits set forth in sections 4.3 and 4.4) and provided that the LMA and Facility License Agreement for the applicable Facility have been executed (a) Licensor shall deliver the applicable Service Area in “AS IS” condition and with all faults (including, without limitation, as subject to vibrations, odors, and noises from Licensor’s operations, and subject to all applicable laws (including all zoning, municipal, county, provincial and state laws, ordinances and regulations governing the Service Area and Facility) and any easements, covenants or restrictions of record with respect thereto) and with all mechanical systems that serve the Service Area (e.g., electrical, HVAC) in good and working order (and Licensee agrees that the manner in which such Facility as a whole is heated, ventilated and air conditioned by Licensor in the ordinary course is sufficient for the operation of Licensee’s and the applicable Sublicensee’s business in the applicable Service Area), and (b) Licensee and its contractors shall be afforded access to the applicable Facility during its normal business hours (unless otherwise agreed by Licensor) solely as necessary to construct the Improvements to the corresponding Service Area, provided that Licensee will (and will cause its contractors to) minimize any undue disruptions to Licensor’s business during such periods of access.

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2.2. Construction of a Service Area. With respect to each License granted hereunder, unless the Parties otherwise mutually agree in the corresponding LMA, the following shall apply: (a) Licensee shall be responsible for providing, at the Facility subject to such LMA, a Service Area with only such mutually agreed improvements and FF&E as are (i) set forth in a written, detailed construction memorandum that shall include, inter alia, construction drawings, plans and specifications and an estimated date of completing the construction of such improvements and the installation of such FF&E (such improvements and FF&E, the “Improvements”; such memorandum, in substantially the form attached hereto as exhibit C, a “Construction Memorandum”; and such estimated date, an “Estimated Completion Date”) or (ii) otherwise approved by Licensor in advance; (b) Licensee’s construction and installation of such Improvements shall commence promptly following (and no sooner than) the Grant Date of the applicable License and Licensor’s (i) receipt of the fully-executed LMA and Facility License Agreement for the applicable License, (ii) written approval of the Construction Memorandum for such Facility (as evidenced by Licensor’s execution of such Construction Memorandum), which approval Licensor may withhold if Licensee is in default under or breach of this Agreement (including with respect to any other License) and has failed to timely cure such default or breach if curable hereunder; (iii) written approval of any and all general contractors engaged to improve the Service Area (which contractors shall be licensed, insured, non-union, possessing of good labor relations, and experienced in commercial construction); (iv) receipt of copies of, or reasonably satisfactory evidence that Licensee or the applicable Sublicensee has obtained, such licenses or permits as are required by applicable law with respect to Licensee’s proposed construction of and Licensee’s or the applicable Sublicensee’s operation of business in the Service Area at such Facility (to the extent such licenses or permits may be obtained prior to the commencement of construction and installation of the Improvements); (v) receipt of any permits or approvals (including, but not limited to, construction permits, building permits, entitlement approvals or approvals necessary under Licensor’s premises lease for the applicable Facility) required to construct the Improvements (or copies thereof); and (vi) receipt of all monies then due to Licensor (including, but not limited to, the deposits set forth in sections 4.3 and 4.4); and (c) Licensee shall be responsible for 100% of the construction and installation costs related to the Improvements (including, but not limited to, the costs of any construction permits, building permits, entitlement approvals or approvals necessary under Licensor’s premises lease for the applicable Facility. For the avoidance of doubt, Licensee shall be solely responsible for equipping a Service Area with any and all FF&E, for the costs of such FF&E and for any and all expenses related to such FF&E, and after the Commencement Date of a License, any and all upgrades to the corresponding Service Area will also be at Licensee’s sole cost and expense and subject to Licensor’s prior written consent, and except as may be expressly provided elsewhere in this Agreement, Licensor shall not be required to repair or replace any broken or damaged items in a Service Area. For the purposes hereof, “FF&E” shall mean any furniture, fixture, or equipment that is not permanently attached to the building and which is necessary or reasonable for Licensee’s or Sublicensee’s business, including, but not limited to: seating, desks and chairs; storage and display shelves; telephone systems, phones, accessories and cabling; televisions and monitors, video equipment and connections; computer(s), server(s) with back-up systems, terminals and screens; functional and decorative art, framed art, art objects, mirrors and accessories; security systems; signage and branding; and other equipment and incidentals. Notwithstanding the foregoing, Licensee agrees and acknowledges that, unless otherwise noted in the applicable LMA, this Agreement does not grant Licensee any ownership interest in any improvements, furniture, fixtures and equipment owned by Licensor, whether located in a Service Area or otherwise.

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2.3. No Liens. Licensee shall not permit any mechanic’s, materialman’s or other lien to any Service Area or Facility in connection with any labor, materials or services furnished or claimed to have been furnished to a Service Area or Facility, or in connection with any Improvements made, by or on behalf of Licensee. If any such lien shall be filed against a Service Area or Facility, Licensee shall cause the same to be discharged of record or bonded to the reasonable satisfaction of Licensor. If Licensee shall fail to cause such lien to be so discharged or bonded within 30 days after written notice of the filing thereof, then, in addition to any other right or remedy of Licensor, Licensor may, but shall not be obligated to, discharge the same by (a) paying the claimant an amount sufficient to settle and discharge the claim, (b) posting a release bond, or (c) taking such action as Licensor shall deem appropriate in Licensor’s sole discretion. Licensee shall pay to Licensor, on demand, all costs incurred by Licensor in settling and discharging any such lien (including reasonable attorneys’ fees and bond premiums).

2.4. Completion of Improvements; Opening for Business. Prior to opening for business in a Service Area, Licensee shall (a) notify Licensor in writing of the completion of construction and installation of the Service Area’s Improvements (such notice, a “Completion Notice”), (b) provide Licensor with written proof that Licensee has fully paid any and all contractors for all work performed in connection with the construction and installation of the applicable Improvements, and (c) permit Licensor to inspect such Service Area to determine whether the Improvements comply with the requirements of this Agreement and the applicable Construction Memorandum. Within five business days after its receipt of a Completion Notice, Licensor shall deliver written notice to Licensee that either (i) identifies any defective, non-compliant or reasonably disapproved work in the applicable Service Area (a “Disapproval Notice”) or (ii) approves of the applicable Improvements (an “Approval Notice”). If Licensor delivers a Disapproval Notice to Licensee, Licensee must remedy the work identified in such Disapproval Notice and thereafter send Licensor another Completion Notice notifying Licensor of the same, and upon receipt of such Completion Notice, Licensor shall again have five business days to deliver a Disapproval Notice or an Approval Notice to Licensee with respect to the Improvements. Notwithstanding the foregoing, if within five business days after its receipt of a Completion Notice, Licensor fails to deliver a Disapproval Notice or an Approval Notice, then the applicable Improvements shall be deemed approved by Licensor (and such failure shall not be deemed a breach or default). In no event may Licensee or a Sublicensee open for business in a Service Area prior to the earlier of (A) Licensee’s receipt of an Approval Notice or (B) five business days after Licensee’s delivery of a Completion Notice to Licensor and not receiving a Disapproval Notice with respect to the applicable Service Area. Further, in no event shall Licensor’s failure to deliver a Disapproval Notice, or Licensor’s delivery of an Approval Notice, constitute a waiver of any of Licensor’s rights hereunder, including the right to enforce the terms and conditions of this Agreement or the applicable Construction Memorandum, whether relating to conditions that existed at the time of its receipt of a Completion Notice or not.

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2.5. Maintenance, Repairs and Alterations. Licensee shall, and shall ensure that Sublicensees, at Licensee’s and Sublicensee’s sole cost and expense, maintain each Service Area in a neat, first-class condition, and keep in good order, condition and repair all FF&E therein, and all maintenance, repairs, alterations, improvements, installations and modifications to the Service Area shall be at Licensee’s or the applicable Sublicensee’s sole cost and expense. Following the completion of construction and installation of the Improvements of each Service Area, neither Licensee nor any Sublicensee shall make any further alterations, improvements, installations or modifications to a Service Area without Licensor’s prior written consent, which consent may be withheld in Licensor’s sole and absolute discretion (any such approved alterations, etc., “Permitted Alterations”). Should Licensee or any Sublicensee make any alterations, improvements, installations or modifications to a Service Area without the prior written approval of Licensor, or use a contractor not expressly approved by Licensor, Licensee or Sublicensee (as directed by Licensor) shall remove the same and repair any damage occasioned by the installation or removal of the same, at Licensee’s sole cost and expense upon surrender of the Service Area, and, in addition, at any time during the applicable License Term Licensor may require that Licensee or Sublicensee (as directed by Licensor) remove any part or all of such unapproved alterations, improvements, installations or modifications, and repair any damage occasioned by the installation or removal of the same, at Licensee’s or the applicable Sublicensee’s sole cost and expense. All Service Area alterations, improvements, installations and modifications by Licensee or Sublicensees (including, without limitation, any Permitted Alterations), and all repairs and replacements of FF&E, shall be made and done in a good and workmanlike manner and be of good and sufficient quality and material, and all such alterations, improvements, installations and modifications (but not any FF&E) shall be the property of Licensor and (if not required to be removed) shall remain upon and be surrendered to Licensor with the Service Area at the termination or expiration of the applicable License Term, except as otherwise provided herein. Licensor will have access to each Service Area, including all storage areas therein, other than areas containing “personal information” or “personal health information” or “protected health information” as such terms are defined under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA” and such information, “PHI”) to conduct inspections and undertake such maintenance, repairs and alterations as Licensor deems necessary or desirable upon 24 hours’ notice to Licensee. Licensee will supply Licensor with a key to all lockable doors within each Service Area, including all storage areas other than areas containing PHI, and shall cooperate fully with Licensor’s personnel in the event that Licensor determines the need to access and inspect the Services Area.

2.6. Suitability of Facilities and Service Areas. No representations, warranties or covenants are made by Licensor regarding the present or future suitability of any Facility or Service Area for the conduct of Licensee’s or Sublicensee’s business therein, or that any Service Area or Facility meets current laws governing the operation of Licensee’s or Sublicensee’s business or provision of Services. By executing an LMA, Licensee acknowledges and agrees that Licensee has satisfied itself by Licensee’s own independent investigation that the Facility identified thereon is suitable for Licensee’s and the applicable Sublicensee’s intended use and that the manner in which the Facility as a whole is heated, ventilated and air conditioned by Licensor in the ordinary course of Licensor’s business is sufficient for the operation of Licensee’s and the applicable Sublicensee’s business and the provision of Licensee’s and the applicable Sublicensee’s Services and accepts the Facility and its Service Area in an “AS IS” condition and with all faults (including, without limitation, as subject to vibrations, odors, and noises from Licensor’s operations, and subject to all applicable laws (including all zoning, municipal, county, provincial and state laws, ordinances and regulations governing the Service Area and Facility) and any easements, covenants or restrictions of record with respect thereto).

3. Duration.

3.1. Master Term. Unless sooner terminated as provided herein, the term of this Agreement shall begin as of the Effective Date and shall expire simultaneously with the expiration or the earlier termination of the License Term (as defined below) of the last remaining License granted hereunder (such term of this Agreement, the “Master Term”). Upon the expiration or termination of this Agreement, the Master Term shall automatically end and the rights of Licensee granted hereunder and under any non-expired and non-terminated Licenses (and all rights of all Sublicensees to occupy the Facilities) shall likewise terminate, except as may otherwise be expressly provided herein.

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3.2. License Term. The initial term of each License granted hereunder shall begin on, and such grant shall be effective as of, such License’s Grant Date and shall continue for a period of five years, unless sooner terminated as provided herein (each such term, the “Initial License Term”). Each License’s Initial License Term shall be subject to an option exercisable by Licensee to extend such term for one additional consecutive period of five years (each such option, an “Option”; each such additional period, an “Option Term”; and any Initial License Term as the same may be extended by an Option Term, a “License Term”). Provided that Licensee is not in default under or breach of this Agreement (including with respect to any other License), and subject to the terms and conditions hereof, Licensee may exercise an Option only by giving written notice thereof to Licensor at least 90 days prior to the expiration of the applicable Initial License Term, and if Licensee fails to notify Licensor of its exercise of an Option by such deadline, said Option shall be of no force or effect. Notwithstanding the foregoing or anything to the contrary herein, in no event shall a License Term continue beyond (a) the then-current term of Licensor’s premises lease for the applicable Facility (including any renewal terms, if exercised) or (b) the termination or expiration of this Agreement.

3.3. License Grant Date. A License’s “Grant Date” shall be the date set forth in the applicable LMA.

3.4. License Commencement Date. Without limiting the provisions of section 2.4, a License’s “Commencement Date” shall be the earlier to occur of (a) the date on which Licensee receives an Approval Notice with respect to the corresponding Service Area, (b) the date that is five business days after the date on which Licensee delivers a Completion Notice to Licensor (provided that Licensee has not received within such period a Disapproval Notice with respect to the applicable Service Area), (c) the date on which Licensee or the applicable Sublicensee actually opens for business in such Service Area; or (d) the date that is 120 days after the applicable Estimated Completion Date of the License (or the date that is six months after the License’s Grant Date if the Construction Memorandum fails to indicate an Estimated Completion Date).

4. Fees and Payments.

4.1. Monthly License Payment. With respect to each License granted hereunder, for the period beginning as of the Commencement Date of such License and continuing until the expiration or earlier termination of such License, Licensee shall pay to Licensor, for the right to provide the Services at the Facility subject to such License or to grant a license to a Sublicensee to do so, a recurring monthly payment in the amount set forth on schedule 1.2 (for the Initial Licenses) or in the corresponding LMA (for the Licenses other than the Initial Licenses) (such payment, the “Monthly License Payment”). Such payments shall be made monthly in advance, on the first day of each month (or the next business day if the first day of the applicable month is not a business day) of the applicable License Term, without offset or deduction. A Monthly License Payment that is due with respect to any period during a License Term that is less than one month shall be prorated based on the actual amount of days of the calendar month involved. Monthly License Payments will not be refunded, in whole or in part, upon any termination or expiration of this Agreement or at any other time or under any other circumstances whatsoever except as expressly provided in this Agreement. Monthly License Payments are subject to a periodic increase as set forth in section 4.8. In the event that Licensee does not pay a Monthly License Payment, Licensor shall have the right (but not the obligation) to request the Monthly License Payment directly from the applicable Sublicensee, and such Sublicensee shall be obligated to pay to Licensor such Monthly License Payment directly upon demand by Licensor.

4.2. Monthly License Payment Abatement. Notwithstanding the provisions in section 4.1 above and provided that Licensee is in compliance with all other terms and conditions of this Agreement, in consideration of each License hereunder: (a) the first full Monthly License Payment shall be abated in its entirety, (b) the second and third Monthly License Payments shall be abated by 50%, and (c) the fourth and fifth Monthly License Payments shall be abated by 25%. For the purposes of clarity, if the first month of a License Term is a partial month for which a prorated Monthly License Payment applies (as provided in section 4.1), the prorated Monthly License Payment for such month shall not be considered the first payment with respect to the abatement provision in this section, but rather the Monthly License Payment for the immediately following month shall be considered the first payment subject to abatement as provided in this section.

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4.3. First and Last Months’ Deposit. With respect to each License granted hereunder, Licensee shall, within three business days after such License’s Grant Date, pay to Licensor a non-refundable amount equal to the sum of two full Monthly License Payments under such License; such payment will be maintained by Licensor as a credit toward Licensee’s first full and last full (i.e., non-prorated) months’ Monthly License Payments due with respect to such License. If a License’s Monthly License Payment increases during the Master Term, Licensee shall, at the time of such increase, deposit with Licensor additional money so that the total amount corresponding to the applicable License’s last months’ Monthly License Payment held by Licensor pursuant to this section 4.3 equals the then-current amount of one Monthly License Payment due with respect to such License.

4.4. Security Deposit. With respect to each License granted hereunder, Licensee shall, within three business days after such License’s Grant Date, deposit with Licensor the sum of 50% of the Monthly License Payment under such License as a security deposit for such License. The Parties both agree that this amount shall continue to be retained by Licensor as security for Licensee’s faithful performance of Licensee’s obligations under this Agreement. If Licensee fails to pay any payment or other charges due hereunder, or otherwise defaults under or breaches any provision of this Agreement, Licensor may use, apply or retain all or any portion of said deposit (a) as payment for any sum (including any Monthly License Payment) due hereunder, (b) as payment for any other sum that Licensor may become obligated to pay by reason of Licensee’s default or breach hereunder or the default of any Sublicensee or (c) to compensate Licensor for any loss or damage which Licensor may suffer thereby. In addition, Licensor may use, apply or retain all or any portion of any such security deposit as payment for any out-of-pocket costs incurred by Licensor in connection with approving a Construction Memorandum, whether or not such Construction Memorandum is executed by Licensor. If Licensor so uses or applies all or any portion of any such deposit, Licensee shall, within five business days after written demand therefore, deposit cash with Licensor in an amount sufficient to restore said deposit to the full amount then required of Licensee. If a Monthly License Payment increases during the applicable License Term, Licensee shall, at the time of such increase, deposit with Licensor additional money so that the total amount corresponding to the applicable License’s security deposit held by Licensor pursuant to this section 4.4 equals the then-current amount of 50% of one current Monthly License Payment due with respect to such License. Licensor shall not be required to keep any security deposit separate from its general accounts. With respect to each License granted hereunder, if Licensee has performed all of Licensee’s obligations with respect to such License, said deposit, or so much thereof as is not applied by Licensor as permitted hereunder, shall be returned, without payment of interest or other increment for its use, to Licensee (or, at Licensor’s option, to the last assignee, if any, of Licensee’s interest hereunder) within 30 days after the expiration of the applicable License Term and after Licensee and the applicable Sublicensee has vacated the applicable Service Area and Facility. No trust relationship is created herein between Licensor and Licensee with respect to said security deposit.

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4.5. Required Capital Expenditures. With respect to each License granted hereunder, after the applicable Commencement Date, Licensee shall not be responsible for any capital repairs, replacements or improvements to a Facility that would be considered a “capital expenditure” under generally accepted accounting principles (a “Capital Expenditure”) unless (a) Licensor is required to make such Capital Expenditure as a direct result of or in order to comply with any applicable laws (including, without limitation, compliance with the Americans With Disabilities Act of 1990) and such Capital Expenditure is for capital repairs, replacements or improvements to any portion of the applicable Facility of which a Service Area is a part (in which case Licensee shall be responsible for Licensee’s Share of the costs of such Capital Expenditure) or (b) such Capital Expenditure is required solely as the result of Licensee’s or a Sublicensee’s specific use of the Service Area at the applicable Facility (in which case Licensee shall be wholly responsible for the costs of such Capital Expenditure). In the event Licensee is responsible, in whole or part, for the costs of a Capital Expenditure under this Agreement, Licensor shall provide Licensee with 30 days’ prior written notice that Licensee shall be obligated to pay such costs within 30 days after Licensee’s receipt of an invoice therefor. As used in this Agreement, “Licensee’s Share” shall be determined by multiplying the total costs of the Capital Expenditure by a fraction, the numerator of which is the floor area of the applicable Service Area and the denominator of which is the floor area of the applicable Facility (provided, however, that if such Capital Expenditure relates solely to the Service Area, then Licensee’s Share shall equal 100%). Licensee’s Share of a Capital Expenditure shall be paid without any deductions, set-offs or counterclaims, and failure to pay such sum shall carry the same consequences as Licensee’s failure to pay Monthly License Payments when due.

4.6. Late Charges. Licensee acknowledges that late payment by Licensee to Licensor of any Monthly License Payment or other sum due hereunder will cause Licensor to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any Monthly License Payment or other sum due from Licensee shall not be received by Licensor or Licensor’s designee on or before the date that it is due, then, without any requirement for notice to Licensee, Licensee shall pay to Licensor a late charge equal to three percent of such overdue amount. In addition, if the payment is more than three days late, interest in the amount of five percent per month, or the maximum amount permitted by law, whichever is less, shall be due on the overdue amount until full payment is received by Licensor or its designee. The Parties hereby agree that such late charge and interest represent a fair and reasonable estimate of the costs Licensor will incur by reason of late payment by Licensee. For the avoidance of doubt, Licensor’s election to collect unpaid Monthly License Payments (as set forth in section 4.1 above) shall not preclude Licensor from collecting from Licensee the late charges set forth in this section. Notwithstanding anything in this Agreement to the contrary, acceptance of such late charge and interest by Licensor shall in no event constitute a waiver of any default by Licensee with respect to such overdue amount, nor shall it prevent Licensor from exercising any of its other rights or pursuing any remedies available to it hereunder or in law or equity.

4.7. Taxes. In addition to the sums above, Licensee and Sublicensees will pay all federal, provincial, state and local sales, value added, use, privilege and excise taxes, all taxes on license fees and rental payments (if any) and all similar taxes arising from Licensee’s and/or Sublicensee’s operations under this Agreement prior to delinquency (excluding any taxes based upon Licensor’s net taxable income and any real estate taxes to be paid by Licensor with respect to a Facility). If such taxes are due based on the locality of a Facility subject to a License hereunder, such taxes shall be paid by Licensee concurrently with the other payments due under such License (e.g., with the monthly payments of the Monthly License Payment). If any federal, provincial, state or local sales, value added, use, privilege and excise taxes are due relating to Licensee’s or Sublicensee’s business, then Licensee or the appropriate Sublicensee, as applicable, will report the taxes directly to the applicable taxing authority. Licensee and Sublicensees shall also pay prior to delinquency all taxes assessed against and levied upon FF&E and all other personal property of Licensee and Sublicensee contained in or about any Facility or Service Area and remit such taxes directly to the applicable taxing authority.

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4.8. Monthly License Payment Adjustment. Beginning on the first anniversary of the Commencement Date of each License and on each one-year anniversary of such date thereafter (each such date, an “Anniversary Date”), the amount of the Monthly License Payment due each month under the applicable License shall be increased by a sum equal to two percent of the then-current Monthly License Payment amount (i.e., the Monthly License Payment amount due immediately prior to the applicable Anniversary Date). Licensor shall compute the amount of the applicable increase and provide written notice of the same to Licensee; provided, however, that Licensor’s failure to provide such notice in a timely manner shall not relieve Licensee of its obligation to pay such increased amounts.

4.9. Payee Information; Miscellaneous. Licensee’s obligation to pay Licensor the fees and payments described in this section 4 is not dependent on Licensee’s receipt of any payments from any Sublicensees. All payments made pursuant to this Agreement shall be made in U.S. Dollars and paid via electronic funds transfer (“EFT”), as authorized in exhibit D, to Fitness International, LLC at 3161 Michelson Drive, Suite 600, Irvine California 92612, Attention: Licensing Department or as Licensor otherwise designates in writing to Licensee. The Parties agree that all fees, payments, and deposit amounts set forth in this section 4 reflect fair market value. No amounts paid to Licensor will be refunded, in whole or in part, upon any termination of this Agreement or at any other time or under any other circumstances whatsoever, except as expressly provided in this Agreement, and there shall be no abatement of any of Licensee’s payments due hereunder following a License’s Commencement Date, except as expressly provided herein. Licensee may not, under any circumstances, set off, deduct or otherwise withhold any payments, interest charges, late fees or any other monies payable under this Agreement on grounds of Licensor’s alleged non-performance of any obligations.

5. Operations.

5.1. Customers. Subject to the terms and conditions hereof, Sublicensees shall have the right to provide the Services both to customers of Sublicensee’s business who are Members and to customers who are not Members (and customers who are not Members shall have no obligation to become Members in order to receive the Services) (any such customers of Sublicensees, or guests of customers of Sublicensees, “Customers”). Prior to being granted access to a Facility, each Customer must present identifying materials documenting such Customer’s affiliation with the applicable Sublicensee. Each Customer must remain under the direct supervision of the applicable Sublicensee at all times while such Customer is utilizing the Services, and all Customers will be subject to the rules and regulations set forth by Licensor, or incorporated by reference, in exhibit E hereto (the “License Rules and Regulations”), as well as any rules and regulations posted in a particular Facility, all of which Licensor may modify from time to time. Sublicensees shall require all Customers to sign a waiver and release of liability in a form approved by Licensor prior, and as a prerequisite, to receiving Services, and Sublicensees shall retain such waivers executed by its Customers and provide complete copies thereof to Licensor upon request. Until notified by Licensor of a change in the form of such waiver and release of liability, Sublicensees shall require Customers to sign the form attached hereto as attachment B to exhibit E.

5.2. Permitted Uses.

5.2.1. Service Area. With respect to each License granted hereunder, each Sublicensee shall be permitted to offer, advertise, sell and provide to Customers within the applicable Service Area only the services set forth on exhibit B (such services, the “Services”), subject to the terms and conditions hereof.

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5.2.2. Equipment. With respect to each License granted hereunder, each Sublicensee shall be permitted to make limited use of the fitness equipment located outside of the Service Area at the Facility subject to such License (collectively, the “Equipment”), provided that (a) such Equipment is not otherwise in use or needed by Licensor, Members or Licensor’s other guests or invitees, (b) Sublicensee does not cause any particular piece of Equipment to be used continuously for more than 30 minutes, (c) each Customer remains under the direct supervision of a Sublicensee-employed licensed physical therapist or licensed physical therapist assistant at all times, (d) no more than three Customers and three such Sublicensee personnel are using Equipment at any given time and (e) Sublicensee returns all moveable Equipment to its proper location within the Facility after each use.

5.2.3. Pool Lane. With respect to each License granted hereunder, Sublicensee shall be permitted to use up to one lap lane of the Facility’s existing pool (if any) a (“Pool Lane”) for the sole purpose of providing the Services, provided that (a) Licensor’s pool-based group fitness classes are not in session, (b) each Customer using the Pool Lane remains under the direct supervision of a Sublicensee-employed licensed physical therapist or licensed physical therapist assistant at all times, (c) no more than three Customers and three such Sublicensee personnel are using the Pool Lane at any given time and (d) Licensee ensures, at Licensee’s or Sublicensee’s sole cost and expense, that one individual employed by Licensee or Sublicensee who is CPR and First Aid certified by the American Red Cross, or other equivalent program, remains on duty for the benefit and supervision of Sublicensee’s Customers in the pool (unless applicable law requires a greater level of supervision for Sublicensee’s Customers in the pool, in which case Licensee shall provide such greater supervision at Licensee’s or Sublicensee’s sole cost and expense).

5.3. Prohibited Uses. Except as set forth in section 5.2, exhibit B, or as otherwise expressly permitted herein, Licensee and Sublicensee are prohibited from engaging in any activities at any Facility without the prior written permission of Licensor. Without limiting the foregoing, Licensee and Sublicensee are expressly prohibited from offering, advertising, selling or providing any (a) Personal Training or (b) memberships, or other means of access, to any Licensor facilities (apart from memberships or access solely to Sublicensee’s business in a Service Area). In addition, neither Licensee, any Sublicensee, nor any of their agents, contractors, employees, representatives, Customers, guests or invitees (together with Licensee, the “Licensee Parties”) shall have any right to access or use any facilities, amenities or services in any Licensor facility (including, without limitation, a Facility’s exercise equipment, workout floor, racquetball courts, basketball courts, lobby chairs, “Kids Klub,” “Kids Klub” restrooms, locker rooms, lockers, showers, saunas group fitness classes, towels, pool, and spa), except as strictly necessary to access and use a Facility’s Service Area or if such Licensee Party is a Member or has a current Licensor-issued guest pass permitting access to or use of such facilities, amenities or services. Notwithstanding the foregoing (i) Sublicensee’s employees and Customers who are not Members may access a Facility’s locker rooms solely for the limited purpose of using the restrooms therein and not for changing or storing clothes or other uses, (ii) a Sublicensee employee who is a Member may use a Facility’s facilities, amenities and services pursuant to the terms of such person’s membership agreement with Licensor, but only during hours when such person is not working or scheduled to work, in the Facility as an employee of Sublicensee and (iii) a Customer who is a Member may use a Facility’s facilities, amenities and services pursuant to the terms of such person’s membership agreement with Licensor. Licensee or Sublicensee, as applicable, shall inform all Licensee Parties of the foregoing restrictions in this section. For the purposes of this Agreement, “Personal Training” means athletic training, physical training, personal training or similar services (including, without limitation, instruction, education, guidance, advice, training, counsel or assistance with respect to bodybuilding, weight loss, figure development, nutrition, diet, physical fitness, exercise, cardiovascular endurance, flexibility, muscular strength or muscular endurance, as well as assessing fitness needs, designing appropriate exercise regimens, and motivating clients to achieve fitness goals) rendered on a one-on-one or small-group basis.

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5.4. License Rules and Regulations. Licensee shall, and Licensee shall instruct the other Licensee Parties (as applicable) to, observe and comply with the License Rules and Regulations. Licensor reserves the right to modify the License Rule and Regulations and adopt such other rules and regulations as Licensor may deem necessary in Licensor’s sole and absolute discretion for the operation of any Facility at any time; provided, however, that Licensor agrees to apply and enforce the License Rules and Regulations in substantially the same manner that it applies and enforces such License Rules and Regulations with respect to its other customers and licensees. The License Rules and Regulations shall be binding and conclusive on the Licensee Parties (as applicable) and are not subject to a standard of reasonableness.

5.5. Business Hours. Sublicensee’s anticipated hours of operation at each Service Area will be set forth in the applicable LMA. Each Sublicensee shall post a sign, the form and content of which must be approved in writing by Licensor, in each Service Area listing the hours that such Service Area is open for business. Licensee agrees that neither it nor any Sublicensee shall have any right of access to any Facility or Service Area when the Facility is not open for business. Licensor will use commercially reasonable efforts to provide Licensee as much advance notice as is practical if a Facility is not going to be open for its normal business hours.

5.6. Parking. Licensee Parties (including all Sublicensees) shall abide by any vehicle parking rules and regulations as set forth by Licensor relating to each Facility. The Licensee Parties shall have the same rights and obligations to the non-exclusive use of available parking at each Facility as are enjoyed by or as are imposed on Licensor’s Members who use such Facility. Notwithstanding the foregoing, Licensor reserves the right to be reimbursed by Licensee for any parking fees that Licensor may be required to pay as a result of Licensee Parties parking at the Facility.

5.7. No Nuisance. At each Facility subject to a License hereunder, Licensee agrees that it, and each Sublicensee, shall conduct its business and control and supervise the Licensee Parties in such a professional manner so as not to create any nuisance or interfere with, annoy, or disturb (including, without limitation, as a result of any picket, strike or labor dispute at or near the Facility by Licensee’s or Sublicensee’s employees) Licensor’s operation of the Facility or any of Licensor’s employees, Members, licensees or invitees.

5.8. No Disparagement; Cooperation. Licensee, Sublicensee, and their agents, contractors, employees and representatives shall (a) not speak negatively to Customers or Members (or prospective Customers or Members) about any of the Licensor Parties, any other Licensor’s other licensees or any Licensor facility (including any Facility), or in any way directly or indirectly make any remarks, orally or in writing, whether to the media or via social media or otherwise, that could reasonably be construed as disparaging of or intended to be harmful to the business, business reputation or personal reputation of any of the Licensor Parties or any such licensees, (b) not promote, at a Facility, any health and fitness facilities that compete with Licensor, and (c) work cooperatively with Licensor’s personnel.

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5.9. Personnel. Licensee will remain active in overseeing the operation of Sublicensee’s business in the Facilities. Licensee or Sublicensees (as applicable) shall be responsible for providing all staffing necessary to provide the Services. In connection with the development and operation of Sublicensee’s business at a Facility, Licensor will have no responsibility or obligation with respect to (a) hiring, training or supervising efficient, competent and courteous employees of good character for the operation of the Sublicensee’s business, (b) the terms of such employees’ employment and compensation or (c) the proper training of such employees in the operation of Sublicensee’s business. Licensee represents, warrants and covenants that all staff employed by, or providing services to or on behalf of, Licensee or Sublicensee (as applicable) are and will at all times be duly licensed and credentialed, to the extent required by applicable law. Licensee will, and will cause each Licensee Party, to abide by all laws while in the Facilities, including but not limited to laws against harassment and discrimination, as well as all state and federal labor laws. Licensee will, and will require each Sublicensee, to maintain all legally required insurance (e.g. workers’ compensation and unemployment) and benefits with regard to its employees, comply with all state and federal wage and hour laws and pay all applicable state, federal and local payroll taxes.

5.10. Internet. Neither Licensee, Sublicensee, nor their agents, contractors, employees or representatives shall install any Internet access, or access or use any Licensor-provided Internet access available at a Facility, without the prior written approval of Licensor’s Chief Information Officer, Principal IT Architect or Director, IT Infrastructure.

6. Compliance.

6.1. Compliance with Laws. Licensee represents and warrants that attached hereto as schedule 6.1 is a list of all licenses and permits that Sublicensee needs to perform the Services at each Facility licensed hereunder. Licensee further covenants to update schedule 6.1 as necessary to comply with the preceding sentence. Notwithstanding the foregoing, Licensee shall, and shall cause each Sublicensee to, obtain and maintain in good standing throughout Master Term all licenses and permits that are legally required in connection with the conduct, ownership, use, occupancy or operation of Sublicensee’s business and provision of Sublicensee’s Services at each Facility, whether or not contained on schedule 6.1 hereto. Licensee covenants that it shall cause the agents, contractors, employees and representatives of Licensee and Sublicensee to, at Licensee’s sole cost and expense, comply with all applicable federal, provincial, state, county and municipal laws, codes, rules, orders, requirements, ordinances and regulations governing the operation of Sublicensee’s business and the provision of Sublicensee’s Services in and about each Facility and Service Area (including, without limitation, those requiring the licensure or certification of Licensee, Sublicensee, or their agents, contractors, employees and representatives and the provision of Services to Customers, as well as any Payment Card Industry security standards, if applicable). Licensee shall ensure that all Sublicensees conduct their business and provide their Services and control and supervise their personnel in a lawful manner and shall not use or permit the use of any Facility or Service Area in any manner that violates applicable laws. Licensee shall be solely responsible for compliance with any and all franchise laws (such as those pertaining to franchise sales, registration, or disclosure) with respect to the Licensee-Sublicensee relationship.

6.2. Certain Publicly Funded Programs. Licensee represents and warrants that neither Licensee nor Sublicensees participate in, and covenants that neither Licensee nor Sublicensees will enroll as a provider or otherwise participate in, any state, provincial, federal or other publicly funded healthcare program during the Master Term and will not submit any claims for reimbursement for any of the Services to any state, provincial or federal healthcare program. Licensee represents and warrants that neither Licensee nor Licensor are federal or provincial “prime contractors,” “subcontractors” or “first-tier subcontractors,” as such terms are defined in 41 C.F.R § 60-1.3, or Medicare Advantage “first tier entities” or “downstream entities,” as such terms are defined in 42 C.F.R. § 422.2 or government contractors of any sort (any of the foregoing, a “Government Contractor”). Licensee agrees further that it shall notify Licensor immediately in the event that it determines or is informed by any government agency that Licensee or any Sublicensee is a Government Contractor or if Licensee or any Sublicensee intends to participate in any publicly funded healthcare program.

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6.3. No Referrals Required. The Parties expressly acknowledge that neither Licensor nor any of its owners, directors, officers, agents, contractors, employees or representatives are required or have been encouraged to refer patients to Licensee or Sublicensee, and that any remuneration paid to Licensor hereunder is not offered, paid, solicited or received with the intent of inducing or encouraging the referral of patients or customers to Licensee or Sublicensee. The Parties further expressly agree that (a) each Service Area does not exceed that which is reasonable and necessary for the legitimate business of Sublicensee in such Service Area and (b) the fees and other remuneration paid to and received by Licensor hereunder (including, without limitation, Monthly License Payments) (i) are set in advance, (ii) are consistent with fair market value, (iii) have been negotiated as part of an arms-length transaction, (iv) do not take into account the volume or value of any referrals or other business generated between the Parties, nor do they include any additional charges attributable to the proximity or convenience of either Party to the other as a potential referral source, and (v) would be commercially reasonable even if no referrals are made between Licensee and Licensor or their respective affiliates.

7. Exclusivity; Non-Competition; Non-Solicitation.

7.1. Exclusivity. Licensee acknowledges and agrees that it is not obtaining any exclusive rights to operate at the Facilities; however, with respect to each License granted hereunder, for as long as such License is in effect and following the execution by the Parties of an LMA for a particular Facility and, as applicable, the execution by Licensee and the applicable Sublicensee of a Facility License Agreement for such Facility, Licensor shall not grant to any third party the right to offer the Services at the Facility subject to such License. Licensor reserves to itself all access and use rights relating to its Facilities other than those expressly granted under this Agreement. Without limiting the foregoing, Licensee acknowledges that, from time to time, Licensor may arrange temporary promotions, sometimes involving third parties, to give away items or services to Licensor’s Members or guests (which may include Customers); however, Licensor shall not include a direct third-party competitor of Licensee or the applicable Sublicensee in any such promotions at a Facility. Licensor may, at Licensee’s request, but subject to Licensor’s sole discretion, permit Licensee and Sublicensees to include promotions of Licensee’s and Sublicensee’s Services during such temporary promotions. Any such promotions of Licensee’s and Sublicensee’s Services shall comply with all applicable laws, rules and regulations.

7.2. Non-Competition. At each Facility, Licensee, Sublicensee, and their agents, contractors, employees and representatives at each Facility shall not sell, advertise, offer or promote, orally or in any medium that now exists or that exists in the future, any fitness club operator other than Licensor.

7.3. Non-Solicitation. During the Master Term and for a period of six months thereafter, Licensee agrees not to solicit for hire any current or former employee of Licensor and Licensor agrees not to solicit for hire any current or former employee of Licensee. Notwithstanding the foregoing, a Party may solicit or hire a current or former employee of the other Party (such soliciting or hiring party, a “Hiring Party”) if such current or former employee (a) initiates contact with the Hiring Party regarding possible employment or (b) responds to a general advertisement for employment placed by the Hiring Party (including, without limitation, any general advertisement for employment placed on the Hiring Party’s website).

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7.4. Member Contact. In no event will Licensee, Sublicensee, or their agents, contractors, employees or representatives encourage any Member to disenroll from, or to cancel or freeze such Member’s membership or other agreement for personal training or other services with, Licensor to facilitate a sale or continued provision of Services to such Member.

8. Insurance.

8.1. General Liability Insurance. Licensee shall, and shall cause each Sublicensee to, at such party’s sole expense, obtain and keep in force during the Master Term a policy of comprehensive general liability insurance in an amount of not less than One Million Dollars ($1,000,000) per occurrence, and with an aggregate of not less than Three Million Dollars ($3,000,000) of bodily injury and property damage combined, or in such greater amounts as reasonably determined by Licensor, provided that Licensee and each Sublicensee also maintains throughout the Master Term an excess or umbrella liability policy in an amount of not less than Two Million Dollars ($2,000,000) (which aggregate amounts shall apply separately to each Facility and may not be combined with other locations operated by Licensee or a Sublicensee without Licensor’s written approval). Such policies shall each (a) insure Licensee and the Sublicensee and name Licensor and each Facility’s premises owner (“Facility Owner”) as additional insureds against liability arising out of the use, occupancy or maintenance of each Service Area and Facility by the Licensee Parties, (b) include a waiver of subrogation in favor of Licensor and each Facility Owner, (c) be written as primary policy coverage and non-contributing with respect to any coverage that Licensor or a Facility Owner may carry; and (d) have a deductible or self-insured retention amount, as applicable, of not more than Ten Thousand Dollars ($10,000).

8.2. Professional Liability Insurance. Licensee shall, and shall cause each Sublicensee to, at such party’s sole cost and expense, obtain and keep in force during the Master Term a policy of professional liability insurance in an amount of not less than One Million Dollars ($1,000,000) per occurrence, and with an aggregate of not less than Three Million Dollars ($3,000,000), or in such greater amounts as reasonably determined by Licensor, which aggregate amounts shall apply separately to each Facility and may not be combined with other locations operated by Licensee or a Sublicensee without Licensor’s written approval. Such policy shall (a) insure Licensee and the Sublicensee and name Licensor and each Facility Owner as additional insureds against liability arising out of the services provided by Sublicensee, (b) include a waiver of subrogation in favor of Licensor and each Facility Owner, (c) be written as primary policy coverage and non-contributing with respect to any coverage that Licensor or a Facility Owner may carry, (d) have a deductible or self-insured retention amount, as applicable, of not more than Ten Thousand Dollars ($10,000), and (e) include sexual abuse and molestation coverage within the policy limits, if not covered under a policy described in section 8.1. Notwithstanding the foregoing, and for the avoidance of doubt, if Licensee’s or Sublicensee’s professional liability insurance policy does not permit the naming of Licensor or a Facility Owner as additional insureds, in the event that Licensor or a Facility Owner are named in a suit alleging losses that are covered under Licensee’s or Sublicensee’s professional liability insurance policy, Licensee shall indemnify and hold harmless Licensor and the Facility Owner for such losses.

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8.3. Workers’ Compensation and Employer’s Liability Insurance. Licensee shall, and shall cause each Sublicensee to, at such party’s sole cost and expense, (a) obtain and keep in force during the Master Term a policy of workers’ compensation insurance with respect to each Facility in compliance with statutory limits in the state or province in which the Facility is located (but in an amount not less than One Million Dollars ($1,000,000)), and (b) employer’s liability insurance in an amount of not less than One Million Dollars ($1,000,000) per accident or disease, or greater if required by law, which policies shall include a waiver of subrogation in favor of Licensor and the applicable Facility Owner. If Licensee or Sublicensee is exempt from carrying workers’ compensation with respect to a Facility, and if Licensee provides a signed waiver of liability and acknowledgment in form and substance satisfactory to Licensor concerning such lack of coverage, then Licensee shall not be required to comply with the foregoing clause (a).

8.4. Automobile Insurance. If Licensee or Sublicensee transports any Customers or other persons to or from a Facility, then Licensee shall, and shall cause each Sublicensee to, at such party’s sole cost and expense, obtain and keep in force during the Master Term a policy of automobile insurance (including owned, non-owned and hired car coverage) in an amount of not less than One Million Dollars ($1,000,000) combined single limit (each accident), or in such greater amounts as reasonably determined by Licensor. Such policy shall: (a) insure Licensee and name Licensor and each Facility Owner as additional insureds; (b) include a waiver of subrogation in favor of Licensor and each Facility Owner; (c) be written as primary policy coverage and non-contributing with respect to any coverage that Licensor or a Facility Owner may carry; and (d) have a deductible or self-insured retention amount, as applicable, of not more than Ten Thousand Dollars ($10,000).

8.5. Construction Related. During the construction and installation of any Improvements to any Service Area, Licensee shall obtain and keep in force (if it is performing such work) and cause all of its contractor(s) that are performing such work to obtain and keep in force insurance as specified in exhibit F attached hereto.

8.6. Additional Policies. Licensee shall, and shall cause each Sublicensee to, at such party’s sole cost and expense, obtain and keep in force during the Master Term such other insurance policies in such coverage amounts as Licensor may reasonably require Licensee or Sublicensee to maintain with respect to the operation of Sublicensee’s business in a Facility. In the event that Licensor requires such other additional insurance policies after the Effective Date, Licensee shall have 60 days to comply with such additional requirements, and shall provide Licensor with written proof thereof.

8.7. Insurance Policies. With respect to each License granted hereunder, Licensee shall deliver to Licensor certificates evidencing the existence and amounts of insurance required under sections 8.1 through 8.6, inclusive, prior to Licensee’s (or any Sublicensee’s) occupancy of the applicable Service Area (and in the case of insurance required under section 8.5, prior to the start of the construction and installation of the applicable Improvements), and these shall name Fitness International, LLC, each Facility Owner or any other person or entity designated by Licensor as an additional insured. Licensee shall also provide the applicable additional insured endorsement(s) naming Licensor and the applicable Facility Owner(s) as additional insureds. Such insurance policies shall be issued from an insurer with a rating of “A” or better and a financial size category of XI or greater in the latest edition of the A.M. Best key rating guide, and such insurer shall be licensed to do business in the jurisdiction(s) in which the Facilities are located. No policy required under this Agreement shall be cancelled or subject to reduction of coverage or other modification except after 30 days prior written notice to Licensor. Licensee shall, at least 30 days prior to the expiration of such policies, furnish Licensor with evidence of renewals thereof. In the event that Licensor changes any insurance requirements hereunder after the Effective Date or introduces additional insurance requirements other than those set forth in this section 8, Licensee shall have sixty 60 days to comply with such changed or additional requirements and shall provide Licensor with written proof thereof. For the avoidance of doubt, with respect to each Facility at which a Sublicensee operates, Licensee agrees (a) to ensure that each such Sublicensee obtains insurance coverage of the types and in the amounts required under sections 8.1 through 8.6, inclusive, (b) that Licensor’s receipt of evidence of such coverage shall be a perquisite of a Sublicensee entering, occupying or operating at a Facility, and (c) that Licensee shall remain liable to Licensor for any failure of a Sublicensee to obtain any such required coverage.

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8.8. Additional Insureds, Loss Payees. For purposes of naming additional insureds and loss payees under this section 8, Licensor’s names and addresses is set forth below; each Facility Owner’s name and address shall be set forth in the applicable LMA or separately provided by Licensor.

Fitness International, LLC

3161 Michelson Dr., Suite 600

Irvine, California 92612

Fitness & Sports Clubs, LLC

3161 Michelson Dr., Suite 600

Irvine, California 92612

8.9. No Representation of Adequate Coverage. Licensor makes no representation that the insurance coverage and amounts specified in this section 8 are adequate to cover Licensee’s or any Sublicensee’s property or obligations under this Agreement. Compliance with the above insurance requirements of this section 8 shall not limit the liability of Licensee hereunder.

8.10 Sublicensee’s Insurance. Licensee will strictly enforce each Sublicensee’s obligation to maintain the required insurance for the applicable Facility under the applicable Facility License Agreement.

9. Indemnification; Damages.

9.1. Indemnification By Licensee - General. Licensee shall, and shall cause each Sublicensee to, defend, hold harmless and indemnify Licensor, each Facility Owner, their respective affiliates, and such parties’ respective owners, directors, officers, agents, contractors, employees and representatives (together with Licensor, the “Licensor Parties”) from and against any and all damages, losses, liabilities, obligations, claims, encumbrances, deficiencies, costs and expenses, (including, without limitation, reasonable attorneys’ fees and other costs and expenses incident thereto) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any of the Licensor Parties arising out of any claim relating to (a) any breach or non-fulfillment of any representation, warranty or covenant made under this Agreement, an LMA, or a Facility License Agreement by Licensee or any Sublicensee, (b) any bodily injury or death of any person, or damage to real or tangible personal property, arising from the use of a Facility or Service Area by Licensee, Sublicensee, or their agents, contractors, employees or representatives, (c) the conduct of Licensee’s or Sublicensee’s business or any activity, work or things done, permitted or suffered by any of the Licensee Parties in or about any Service Area, Facility, or elsewhere, (d) any act or omission of any of the Licensee Parties, (e) any claims by any Sublicensee against any Licensor Parties, including, without limitation, those relating to a breach by Licensee of this Agreement, any LMA, any Facility License Agreement or any other agreement between Licensee and any Sublicensee, or relating to Licensee’s conduct toward a Sublicensee, (f) any Losses as defined under a Facility License Agreement; and (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, damages, liabilities and reasonable legal and other expenses incident to the foregoing (any such claim relating to the foregoing (a) through (g), a “Claim”). For the avoidance of doubt, Licensor need not have first paid for any Losses in order to be indemnified hereunder.

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9.2. Indemnification By Licensee - Special. It is the intent and understanding of the Parties that Licensor is not and will not become as a result of entering into the transactions contemplated hereunder either a Government Contractor or subject, as a business associate or otherwise, to HIPAA, or any applicable federal and provincial privacy, personal information or personal health information laws, including PIPEDA and PHIPA, or a custodian of PHI under any such legislation. In addition, Licensee shall not, and it shall cause its Licensee, Sublicensees, and their agents, contractors, employees, representatives not to, disclose or otherwise provide to any Licensor Party any PHI or direct or instruct any current or prospective Customer or government agency to deliver any mail to the Facility that may contain PHI. However, for Licensor’s benefit, and as a material condition to this Agreement, Licensee specifically covenants and agrees that it shall indemnify, defend and hold harmless the Licensor Parties from and against any and all Losses suffered, sustained, incurred or required to be paid by any of the Licensor Parties arising from any inquiry, investigation, audit, compliance evaluation, allegation, claim, charge, determination, finding or other similar action by a government agency (including, without limitation, the Department of Labor’s Office of Federal Contract Compliance Programs, the Department of Health and Human Services, or the Centers for Medicare & Medicaid Services) alleging or otherwise concerning Licensor’s or Licensee’s performance, or actual or alleged status, as a Government Contractor or related to Licensee’s or Licensor’s actual or alleged compliance or non-compliance under PIPEDA, PHIPA, HIPAA or any other privacy, personal information or personal health information legislation in connection with this Agreement (any such inquiry, investigation, etc., a “Special Claim”).

9.3. Indemnification by Licensor; No Waiver by Licensee. Notwithstanding the foregoing, no provision of this Agreement shall operate to waive any claim that Licensee has or may have against Licensor for or on account of the willful misconduct or gross negligence of Licensor, and Licensor shall defend, indemnify and hold harmless Licensee from and against any and all Losses suffered, sustained, incurred or required to be paid by Licensee arising from any third-party claim relating to the willful misconduct or gross negligence of Licensor.

9.4. Indemnification Procedures.

9.4.1. Claim Notices. A Party seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the other Party (the “Indemnifying Party”) a written notice of any Claim or Special Claim for which the Indemnified Party intends to base a request for indemnification hereunder (such notice, a “Claim Notice”); provided, however, that an Indemnified Party’s failure to provide a Claim Notice shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder. Each Claim Notice must contain a description of the Claim or Special Claim, as applicable, and the nature and amount of the related Losses (to the extent that the nature and amount of such Losses are known at the time), and an Indemnified Party shall furnish promptly to the Indemnifying Party copies of all reasonably necessary papers and official documents received in respect of any such Losses (unless the disclosure of such materials is prohibited by confidentiality obligations or applicable law).

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9.4.2. Indemnifying Party’s Duty to Defend. An Indemnifying Party’s duty to defend under this section 9 shall apply immediately, regardless of whether the Indemnified Party has paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to the Claim or Special Claim giving rise to the Claim Notice. Further, an Indemnifying Party shall, within 30 days after receiving a Claim Notice, send written notice to the Indemnified Party acknowledging the Indemnifying Party’s responsibility for the defense of the Claim or Special Claim referenced therein (any such claim so acknowledged by an Indemnifying Party, an “Indemnified Claim”) and shall thereafter undertake, conduct and control, through reputable independent counsel of its own choosing (which the Indemnified Party shall find reasonably satisfactory), at the Indemnifying Party’s sole cost and expense, the settlement or defense thereof. In addition, the Indemnifying Party shall, upon the Indemnified Party’s request from time to time, inform the Indemnified Party of all material developments and events relating to such matters. With respect to any such Indemnified Claim, the Indemnified Party (a) shall fully cooperate, in a good faith and commercially reasonable manner, with the Indemnifying Party in connection therewith and (b) may employ, at any time, separate counsel to represent it, provided that in such case the Indemnifying Party shall be solely responsible for the costs and expenses of any such separate counsel.

9.4.3. Indemnified Party’s Assumption of Defense. Notwithstanding anything to the contrary in this section 9, an Indemnified Party may, at its election, defend an Indemnified Claim with counsel of its own choosing and without the Indemnifying Party’s participation if (a) the Indemnified Claim is one for which the Indemnified Party properly gave the Indemnifying Party a Claim Notice and the Indemnifying Party fails to assume the defense or fails to prosecute the defense or refuses to defend the Indemnified Claim, (b) the Indemnified Claim seeks only an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Claim includes a Special Claim or (d) the Indemnified Party reasonably believes (i) that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, (ii) counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party or (iii) the action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party. If an Indemnified Party assumes control of the defense, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the actual, documented costs incurred in defending against the Indemnified Claim (including reasonable attorneys’ fees and expenses) and remain responsible to the Indemnified Party for any Losses for which it has an indemnification obligation under this section 9.

9.4.4. Settlement of Claims. With respect to any Indemnified Claim for which an Indemnifying Party has assumed control of the defense, the Indemnifying Party shall give prompt written notice to the Indemnified Party of any proposed settlement, compromise or consent to the entry of any judgment of such claim, and an Indemnifying Party may not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any such claim or consent to the entry of any judgment regarding such claim unless such settlement, compromise or consent (a) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (b) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of such Indemnified Party and (c) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Indemnified Party. Similarly, an Indemnified Party may not, without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnified Claim or consent to the entry of any judgment regarding such claim unless (i) such claim is one for which the Indemnified Party properly delivered a Claim Notice and the Indemnifying Party failed to assume the defense or failed to prosecute such defense or refused to defend such claim under this section 9, (ii) such claim is a Special Claim or (iii) such settlement, compromise or consent (A) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party, and (C) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Indemnifying Party.

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9.5. Damages. Licensee, as a material part of the consideration to Licensor, hereby assumes all risk of damage and injury to the persons and property of the Licensee Parties while the same are in, upon or about any Facility or Service Area, arising from any cause (and Licensee hereby waives all claims in respect thereof against the Licensor Parties), except to the extent such damage or injury results from the gross negligence or more culpable act or omission of Licensor. Licensee shall be liable for any and all damage to a Service Area or Facility caused by any of the Licensee Parties, except if such damage is caused by a Licensee Party in her capacity as a Member.

9.6. Exemption of Licensor from Liability. Except as may be expressly provided herein, all property kept, stored or maintained in any Service Area or any Facility or elsewhere by Licensee or any Sublicensee shall be so kept, stored or maintained at the sole risk of such party. Licensee agrees that, except as may be expressly provided herein, no Licensor Party shall be liable for loss, damage or injury (a) to Licensee’s or any Sublicensee’s business or any loss of income therefrom, or to the goods, merchandise, products or other property of any of the Licensee Parties or to any other person in or about any Service Area or Facility or elsewhere (b) to any Licensee Party, whether such loss, damage or injury is caused by or results from theft, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said loss, damage or injury results from conditions arising upon a Service Area or upon other portions of a Facility, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of any Service Area or Facility or of the equipment, fixtures or appurtenances applicable thereto, and regardless of whether the cause of such loss, damage or injury or the means of repairing the same is inaccessible or (c) arising from any act or neglect of any Licensor Party or any other licensee, occupant or user of any Licensor facility or portion thereof or as a result of the failure of Licensor to enforce the provisions of any other agreement of any other licensee, occupant or user of such facility.

10. Default. The occurrence of any one or more of the following events shall constitute a material default by Licensee under this Agreement (a “Default”):

10.1. Failure to Make Payments When Due. The failure by Licensee to pay any Monthly License Payment or any other payment required to be made by Licensee hereunder, as and when due, where such failure shall continue for a period of five days after written notice thereof from Licensor to Licensee, shall constitute a Default.

10.2. Insolvency. Licensee shall be in Default following (a) the making by Licensee of any general arrangement or general assignment for the benefit of creditors, (b) Licensee becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Licensee, the same is dismissed within 60 days), (c) the appointment of a trustee or receiver to take possession of substantially all of Licensee’s assets located at a Facility or of Licensee’s interest in this Agreement, where possession is not restored to Licensee within 30 days or (d) the attachment, execution or other judicial seizure of substantially all of Licensee’s assets located at a Facility or of Licensee’s interest in this Agreement, where such seizure is not discharged within 30 days. Default under this section 10.2 shall be deemed a non-curable Default for which Licensor shall have the right to terminate this Agreement immediately upon written notice of Default to Licensee.

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10.3. Cross Default. The breach or default by Licensee under any other agreement with Licensor (beyond the applicable cure period, if any) including, without limitation, any LMA, shall constitute a Default.

10.4. Breach of Specified Provisions. The breach of any of the covenants, conditions or provisions of 5.3 (“Prohibited Uses”), 5.7 (“No Nuisance”), 5.8 (“No Disparagement”), 6.2 (“Certain Publicly Funded Programs”), 7.2 (“Non-Competition”), 7.4 (“Member Contact”), 8 (“Insurance”), 11.2.1 (“Surrender”), 14 (“Hazardous Materials”), 15 (“Non-Disclosure”) or 16.7 (“Assignment”) shall constitute a Default. A Default under this section 10.4 shall be deemed a non-curable Default for which Licensor shall have the right to terminate this Agreement immediately upon written notice of Default to Licensee.

10.5. Breach of Other Provisions. The breach of any of the terms, provisions or conditions of this Agreement other than those described in this section 10, where such breach continues for a period of five days after written notice thereof from Licensor to Licensee, shall constitute a Default; provided, however, that if the nature of such breach is such that more than five days are reasonably required for its cure, then Licensee shall not be deemed to be in Default under this section 10.5 if Licensee commences such cure within said five-day period and thereafter diligently prosecutes such cure to completion.

10.6. Failure to Construct. The failure of Licensee to commence construction and installation of a Service Area’s Improvements within 90 days after the applicable License’s Grant Date shall constitute a Default. In addition, Licensee’s failure to complete a Service Area’s Improvements within 120 days after the applicable Estimated Completion Date (or within six months after the License’s Grant Date if the Construction Memorandum fails to indicate an Estimated Completion Date) shall constitute a Default (it being understood that a Service Area’s Improvements shall be deemed “complete” when Licensee receives an Approval Notice, which shall not be unreasonably withheld or delayed, or fails to receive such a notice within five business days after receiving a Completion Notice and does not in the interim receive a Disapproval Notice, with respect to such Service Area). Default under this section 10.6 shall be deemed a non-curable Default for which Licensor shall have the right to terminate the License granted with respect to the applicable Facility immediately upon written notice of Default to Licensee.

10.7. Failure to Operate. The failure of Sublicensee to commence operations at a Service Area within 30 days after the applicable License’s Commencement Date shall constitute a Default. Default under this section 10.7 shall be deemed a non-curable Default for which Licensor shall have the right to terminate the License granted with respect to the applicable Facility immediately upon written notice of Default to Licensee.

10.8. Abandonment. The vacation or abandonment of any Service Area by Licensee and Sublicensee, where such vacation or abandonment is not permitted in advance in writing by Licensor, shall constitute a Default. For the purposes hereof, vacation shall mean the failure by Licensee and Sublicensee to occupy the applicable Service Area continuously during the minimum hours of operation set forth in the applicable LMA (or, if no minimum hours are specified in such LMA, for at least six hours per day, six days per week) for a continuous period of seven days or more or for a total of 21 days or more in any one-year period at the applicable Facility (excluding in the event of Licensee’s failure to operate as a result of war, strike, natural disaster or other act of God), whether or not the Monthly License Payment is paid. Default under this section 10.8 shall be deemed a non-curable Default for which Licensor shall have the right to terminate the License granted with respect to the applicable Facility immediately upon written notice of Default to Licensee.

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10.9. General or Facility Default. Any Default under sections 10.1 through 10.5 shall be deemed a “General Default” (in which case Licensor may terminate this Agreement and all Licenses hereunder). Any Default under section 10.6, 10.7 or 10.8 shall be deemed a “Facility Default” (in which case Licensor may terminate only the License granted with respect to the applicable Facility or Facilities). Any Default under section 10.5 shall be deemed a Facility Default (with respect to each applicable Facility) if such default pertains solely to one or more particular Facilities (but not to all Facilities) and a General Default if such default pertains to all Facilities.

10.10 Facility License Agreement Default. The occurrence of any of the following events shall be considered a “Facility License Agreement Default”, upon which (except as limited by applicable law), Licensor may require Licensee to terminate the Facility License Agreement of any Sublicensee at a Facility, without penalty, upon delivery of written notice to Licensee:

10.10.1. A Sublicensee offers for sale at the Facility subject to such Facility License Agreement any item or service not authorized by Licensor and fails to come into full compliance within three business days after written notice thereof from Licensor.

10.10.2. A Sublicensee fails to comply with Licensor’s Rules and Regulations within three business days after receiving written notice thereof from Licensor.

10.1.3. A Sublicensee violates the obligations of confidentiality, non-disclosure, or non-disparagement set forth in the applicable Facility License Agreement.

10.1.4. A Sublicensee defaults under, breaches or fails to perform any other material provision of this Agreement or the applicable Facility License Agreement or any agreement relating to the operation of its business at the applicable Facility, provided that such default, breach or failure continues for 10 days after Licensor provides written notice thereof to Licensee of such failure.

11. Termination.

11.1. Grounds for Termination. In addition to any grounds for termination provided for elsewhere in this Agreement, this Agreement or an individual License granted hereunder, as applicable, may be terminated as follows:

11.1.1. Intentionally Omitted.

11.1.2. For Cause. Upon the occurrence of a General Default, Licensor may terminate this Agreement (and all Licenses granted hereunder) by providing written notice thereof to Licensee. Upon the occurrence of a Facility Default, Licensor may terminate the applicable License by providing written notice thereof to Licensee. Licensor may also terminate this Agreement (and all Licenses granted hereunder) by providing written notice thereof to Licensee in the event of: (a) three or more Facility Defaults by Licensee within any 12-month period, or (b) three or more Facility License Agreement Defaults by the same Sublicensee.

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11.1.3. Cessation of Business by Licensor. In the event of a Facility’s Closure, the corresponding License for that Facility shall automatically terminate. For the purposes hereof, “Closure” means that (a) Licensor has elected to permanently and completely cease doing business at a Facility (it being understood that this Agreement shall in no way restrict Licensor’s ability to make such election) or (b) Licensor has completely ceased doing business at the Facility for a continuous period of at least 30 days, other than for purposes of repairing, remodeling or renovating the Facility or as a result of terrorism, fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident or any other cause beyond Licensor’s control (whether similar or dissimilar to the foregoing events). Licensor will provide Licensee with at least 30 days’ prior notice of the intended Closure of a Facility.

11.1.4. Termination or Expiration of Premises Lease. In the event of the termination or expiration of Licensor’s premises lease for a Facility, the corresponding License for that Facility shall automatically terminate.

11.1.5. Licensor’s Inability to Secure Permits. In the event that Licensor is unable to secure any permit, consent or approval (including, but not limited to, any entitlement approval, building permit, construction permit, variance, approval or consent by a Facility Owner, etc.) that requires application by Licensor (as opposed to Licensee), Licensor may terminate the corresponding License upon written notice to Licensee. For the avoidance of doubt (a) Licensor shall in good faith diligently endeavor to secure all such permits and approvals and (b) if for any reason Licensor cannot secure any such permit, approval, etc., Licensor shall not be subject to any liability therefore, nor shall the validity of this Agreement or the obligations of the Parties hereunder be affected, but in such case, Licensor will refund to Licensee its deposits and payments (if any) provided with respect to the applicable License under sections 4.3 and 4.4 (or so much thereof as is not applied or retained by Licensor as permitted hereunder).

11.1.6. Licensee’s Failure to Obtain Approvals. In the event that Licensee fails to provide, within 90 days after the execution of an LMA, reasonably satisfactory evidence that Licensee or Sublicensee, as applicable has obtained such licenses or permits as are required by applicable law with respect to Sublicensee’s proposed operation of business in the applicable Service Area (to the extent such licenses or permits may be obtained prior to the commencement of construction of the Service Area’s Improvements), Licensor may terminate the LMA immediately by delivering written notice to Licensee. For the avoidance of doubt (a) Licensee or Sublicensee, as applicable, shall in good faith diligently endeavor to obtain such licenses or permits before the expiration of such 90-day period and (b) if for any reason Licensee or Sublicensee cannot secure any such license or permit, Licensee shall not be subject to any liability therefore, nor shall the validity of this Agreement or the obligations of the Parties hereunder be affected, but in such case, Licensor will refund to Licensee its deposits and payments (if any) provided with respect to the applicable License under sections 4.3 and 4.4 (or so much thereof as is not applied or retained by Licensor as permitted hereunder).

11.1.7. Certain Changes in Law; Special Claim. It is the intent of the Parties to structure and implement this Agreement in accordance with all applicable laws. If Licensor determines that this Agreement or the Services provided by Licensee or a Sublicensee violate, or present a substantial risk of violating, any law or industry standard or guideline or that compliance thereunder would cause Licensor to incur expenses not expressly contemplated hereunder, or if Licensor learns of or there occurs any change in any law or guidance or government agency interpretation of the same that results, or presents a substantial risk of resulting, based on Licensor’s sole determination, in Licensor becoming a Government Contractor or Licensor becoming subject to PIPEDA, PHIPA or HIPAA, or impacting the Services to be provided or Sublicensee’s ability to provide Services at the Facilities, then Licensor shall have the right to terminate this Agreement (or the particular License(s) at issue) immediately upon written notice to Licensee. In addition, upon the occurrence of a Special Claim, Licensor may terminate this Agreement (and all Licenses granted hereunder) by providing written notice to Licensee.

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11.1.8. Demand by Facility Owner. In the event a Facility Owner, or a third party with rights under any document affecting title to the applicable real property, requires Licensor to cease offering, or to cause Sublicensee to cease offering, some or all of the Services, Licensor shall have the right to terminate this Agreement (or the particular License(s) at issue) immediately upon written notice to Licensee.

11.1.9. Change of Control. In the event of a transfer or sale of all or substantially all of Licensor’s assets used in the operation of a Facility, or in the event of a merger, consolidation, change in control or similar transaction involving a Facility, Licensor (or its successors or assigns) may terminate the applicable License(s) by providing 60 days’ written notice thereof to Licensee.

11.2. Consequences of Termination, Expiration.

11.2.1. Surrender. In the event a License expires or terminates, the following shall apply: (a) Licensee shall, at its sole cost and expense, cause each Sublicensee to surrender the applicable Services Area and immediately remove all of Sublicensee’s FF&E, signs, personal belongings, materials, merchandise, goods and products from the Facility subject to such License, repair any damage occasioned by the same or caused by any Licensee Parties, leave the applicable Service Area in the same condition as received, ordinary wear and tear and Permitted Alterations excepted, clean and free of debris, and vacate the Facility (it being understood that any damage or deterioration of the Service Area shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by the applicable Sublicensee, and provided that Licensor reserves the right to specify in any written approval of any Permitted Alterations that the same must be removed by Licensee upon surrender of the applicable Service Area); (b) except strictly as necessary to comply promptly with (a), Licensee’s and Sublicensee’s right to provide Services at, and its right of access to, the applicable Facility shall terminate; (c) Licensee shall immediately pay to Licensor all monies due to Licensor under the expiring or terminating License through the date of such expiration or termination (including, without limitation, all Monthly License Payments then due, and including any prorated fees for the month in which such expiration or termination occurred); (d) Licensee shall cause each Sublicensee to issue any and all refunds that may be owed to Customers as a result of such expiration or termination (or alternatively, Licensee shall be directly liable to Customers for any such refunds owed by Sublicensees); (e) Licensee shall have no right to relocate Sublicensee’s business to any other of Licensor’s facilities; and (f) Licensor shall have the right to solicit third parties to provide services identical or substantially similar to the Services at any or all of the Facilities at which a License has expired or terminated. For the avoidance of doubt, the termination or expiration of this Agreement shall constitute the termination or expiration, as applicable, of all Licenses. Notwithstanding the foregoing or anything to the contrary in this Agreement, upon the termination of a License for Default, Licensee shall, at Licensor’s option, restore the applicable Service Area to its original state as of the applicable Grant Date.

11.2.2. Preservation of Remedies. Termination of this Agreement or of any License granted hereunder shall not prejudice any other remedy to which a Party may be entitled either at law, in equity or under this Agreement. Without limiting the foregoing, in the event Licensee fails to comply with section 11.2.1 following the termination or expiration of a License, Licensor may, at any time thereafter, with or without notice or demand and without limiting Licensor in the exercise of any other right or in the pursuit of any other remedy that Licensor may have by reason of such failure (a) require Licensee to terminate Sublicensee’s right to possession of the applicable Service Area by any lawful means (in which case Licensor shall be entitled to recover from Licensee all damages incurred by Licensor by reason of such failure including, but not limited to, the cost of recovering possession of the Service Area and reasonable attorneys’ fees incurred in connection therewith) and (b) remove from the applicable Facility, at Licensee’s sole expense, all of Sublicensee’s signs, equipment, personal belongings, materials, merchandise, goods and products and dispose of all such items as Licensor sees fit, in its sole discretion, and without any liability to Licensee.

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11.2.3. Holding Over. Licensee shall ensure that upon the expiration or earlier termination of any LMA, Facility License Agreement or this Agreement, the applicable Sublicensee(s) shall surrender the applicable Services Areas and vacate the applicable Facilities as provided in this Agreement. If such Sublicensee(s) do not immediately surrender and vacate any Facility for which the License has expired or terminated as provided herein, then all of the terms and conditions of this Agreement shall continue to apply, except that: (a) Licensee shall automatically forfeit all rights to the applicable security deposit held by Licensor and (b) the Monthly License Payment payable by Licensee with respect to such Facility shall be increased to the product of two multiplied by the amount of the Monthly License Payment that would be payable pursuant to the provisions of this Agreement if such License had not expired or terminated, and Licensee shall be obligated to pay such increased Monthly License Payment, and any late charges or interest thereon, and any other payments owed to Licensor under such License, as applicable, as and when due, during any such period of holdover. Such Monthly License Payments shall be computed by Licensor and paid by Licensee throughout such holdover period until the applicable Facility or Facilities have been surrendered and vacated by the applicable Sublicensee(s). Licensor’s acceptance of such payments shall not in any manner adversely affect its other rights and remedies and in no event shall any holdover be deemed a permitted extension or renewal of the Master Term, and nothing contained herein shall be construed to constitute Licensor’s consent to any holdover or to give Licensee any right with respect thereto.

11.3 Termination of Facility License Agreement. Upon the expiration or termination of any Facility License Agreement prior to the expiration or termination of the Agreement and prior to the expiration or termination of the applicable LMA: (a) Licensee will immediately pay all monies then due and owing to Licensor under this Agreement relating to the Facility subject to the Facility License Agreement if such expiration or termination results in there being no Facility License Agreements in effect with respect to the applicable Facility, and if the expiration or termination of a Facility License Agreement results in there being no Facility License Agreements in effect under an LMA, then such LMA shall automatically terminate, (b) the applicable Sublicensee will have no right to operate at such Facility or access or use such Facility, and (c) Licensee shall cause the applicable Sublicensee to surrender and vacate the applicable Facility as provided in section 11.2.1.

12. Utilities.

12.1. Payment. Licensor shall be responsible for the incremental costs of Sublicensee’s use of each of the Facilities’ existing gas, electric, sewer and water utilities (and Licensor shall not provide, or be responsible for Licensee’s or Sublicensee’s use of, any other utilities or services, such as janitorial services, Internet, phone or cable service). Notwithstanding the foregoing, if Licensor determines that Sublicensee’s use of any utility at a Facility is materially out of the ordinary or excessive, then Licensee shall be obligated to reimburse Licensor for the monthly costs of such utility usage to the extent such monthly costs exceed the 12-month trailing average of the cost of such utility paid by Licensor with respect to that Facility immediately prior to the applicable License’s Commencement Date (such costs, “Excess Utility Expenses”). By way of example only and solely for the avoidance of doubt, if Licensor’s 12-month trailing average of the cost of electricity usage for a Facility is $1,000, and if such costs increases to $1,500 per month during the applicable License Term due to Sublicensee’s use of electricity, Licensee shall pay $500 per month to Licensor as Excess Utility Expenses. Licensee shall pay any Excess Utility Expenses within 30 days after receipt of an invoice therefor, without any deductions, set-offs or counterclaims, and failure to timely pay the Excess Utility Expenses shall carry the same consequences as Licensee’s failure to pay the Monthly License Payment. For the avoidance of doubt, nothing in this Agreement obligates Licensor to provide Licensee or any Sublicensee with access to Internet service or to pay for the installation of any mechanical or other systems required by Licensee or a Sublicensee (except as may be mutually agreed in a Construction Memorandum), which costs (if any) shall be the sole responsibility of Licensee or Sublicensee, as applicable, and subject to Licensor’s prior approval. Licensee agrees to comply with energy conservation programs implemented by Licensor.

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12.2. Liability. Notwithstanding anything to the contrary herein, Licensor shall not be liable for any injury, damage or loss to property caused by or resulting from any variation, interruption, or failure of any utility services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance at a Facility. No temporary interruption or failure of such services incident to maintenance or to the making of repairs, alterations, improvements, installations or modifications (including, without limitation, the remodeling or renovation of the Facility) or due to terrorism, fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident or any other cause beyond Licensor’s control (whether similar or dissimilar to the foregoing events) shall relieve Licensee or any Sublicensee from any of their obligations hereunder (except as set forth in section 12.3 below) or subject Licensor to any liability hereunder, and in no event shall Licensor be liable to Licensee or any Sublicensee for any injury, damage or loss to a Service Area or to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam or refrigerant lines), sprinklers, tanks, drains, HVAC failure, drinking fountains or wash stands, or other similar cause in, above, upon or about a Service Area or a Facility.

12.3. Interruptions. There shall be no abatement of Monthly License Payments for the inadequacy, stoppage, interruption or discontinuance of any utility or service at any Facility due to fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident, repair or any other cause beyond (or within) Licensor’s control (whether similar or dissimilar to the foregoing events), and Licensor shall not be liable in any respect whatsoever for the same; provided, however, that if any such inadequacy, stoppage, interruption or discontinuance requires a Sublicensee to close a Service Area to the general public for a period of ten or more consecutive days, then Licensee shall be entitled to a prorated abatement of the Monthly License Payments due under the applicable License until service has been restored.

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13. Signs, Advertising, and Storage. Neither Licensee nor any Sublicensee shall place any signage upon the exterior of a Facility or any signs or banners in, upon or about a Service Area without the express prior written consent of Licensor. Subject to the prior approval of Licensor, Licensee may permit a Sublicensee to (a) place a sign in, upon or about the outside of each Service Area (but within the applicable Facility) and (b) place in the interior of each Facility a two-sided decal or two-sided sign upon or near a window at the entrance to the Facility, provided that Licensee agrees to remove or relocate the same promptly if any request to do so is received from the Facility Owner or governing municipality (as depicted in exhibit G or as otherwise approved in writing by Licensor, the “Permitted Signage”). All Permitted Signage and any other promotional materials used by Sublicensee shall contain the following verbiage: “[insert appropriate trade name of Sublicensee (or Licensee, if applicable)] is independently owned and operated and is not an affiliate of LA Fitness”; provided, however, that as long as Sublicensee includes at least one sign in a Service Area that conspicuously displays the foregoing disclosure, no other signage in the corresponding Facility is required to bear such disclosure (for the avoidance of doubt, however, all promotional materials that refer to a Facility (e.g., by name or address) or that bear any of Licensor’s state, provincial or federal trademarks, registered trademarks, common law marks, service marks, trade names (e.g., “LA Fitness”), copyrights, logos, images, likenesses, patents or other intellectual property (such trademarks, etc., “Marks”) shall contain the foregoing disclosure, as well as a statement that “Any representations made herein are made solely by [insert appropriate trade name of Sublicensee (or Licensee, if applicable)]”). Each Facility License Agreement shall specify all of the trade names used by the applicable Sublicensee. For the avoidance of doubt, Licensee shall obtain Licensor’s prior written approval (not to be unreasonably withheld, conditioned or delayed) of any signage not depicted in exhibit G. Unless otherwise expressly permitted herein or approved in writing by Licensor, neither Licensee nor Sublicensee shall store or display any signs or merchandise or equipment outside of a Service Area. Licensee covenants that all signage used in a Facility, and any other promotional materials used by Licensee or the Sublicensees that refer to a Facility or that bear Licensor’s Marks, shall comply with all applicable laws. Any review or approval of any signage or other promotional materials by Licensor does not relieve Licensee of the foregoing obligation. Upon the termination or expiration of a License, Licensee shall ensure that all of Licensee’s and Sublicensees’ signage at the corresponding Facility shall be removed as provided in this Agreement, and Licensee shall ensure that any damage to the applicable Facility resulting from such removal is promptly repaired at no cost to Licensor. Licensor may also require Licensee and Sublicensees to move any Permitted Signage from time to time. Schedule 13 sets forth all of the trade names in use by or on behalf of Licensee. Licensee represents and warrants that Licensee and the applicable Sublicensee(s) have the right to use, display and promote the trade name(s) set forth in schedule 13 and that such use, display and promotion does not and will not infringe or misappropriate any copyright, trademark, patent, trade secret, or other intellectual property right of any third party, and Licensee agrees to indemnify Licensor pursuant to section 9.1 for any Losses Licensor suffers as a result of any claim infringement or misappropriation.

14. Hazardous Materials.

14.1. Hazardous Materials Prohibited. Licensee shall not, and shall not permit any Sublicensee to, use or introduce in or about any Facility any Hazardous Material in violation of any Environmental Law. For the purposes hereof (a) “Hazardous Material” means any substance that is (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum product, byproduct or other hydrocarbon substance, including, without limitation, crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or otherwise a threat to human health, including, without limitation, infectious or medical wastes, asbestos or asbestos containing materials, polychlorinated biphenyls, and lead or lead containing materials; or (iv) regulated pursuant to any Environmental Law; and (b) “Environmental Law” means any all applicable laws that purport to regulate the generation, processing, production, storage, treatment, disposal, transport or release of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

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14.2. Disposal of Medical Waste. To the extent Licensee or any Sublicensee generates any medical waste (including, without limitation, any “red bag” waste, needles, gloves, gauze, gowns and other disposables, “Medical Waste”) (a) the collection of such Medical Waste and the storage, clean up, disposal and transport out of the applicable Facility of such Medical Waste shall occur at Licensee’s sole cost and expense and in full compliance with all applicable local, state, provincial and federal laws (including, without limitation, all applicable ordinances, regulations, guidance and recommendations promulgated or set forth by any regulatory or advisory body, including, without limitation, by the federal Occupational Safety and Health Administration or any similar federal, provincial, state or local body), (b) the collection of Medical Waste shall occur within the Services Area only and may not be stored at or transported through the applicable Facility except strictly as necessary to dispose of such Medical Waste and subject to the preceding clause (a), and (c) Medical Waste may in no event be added to or combined with any of Licensor’s trash or trash bins, dumpsters or like receptacles.

15. Non-Disclosure.

15.1. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings ascribed to them:

15.1.1. “Confidential Information” means any information, whether provided before or after the Effective Date, that is marked by or on behalf of a Disclosing Party as confidential, non-public or proprietary or that should reasonably be understood by the Receiving Party to be confidential, non-public or proprietary, including, without limitation, information relating to a Disclosing Party’s actual or potential customers; workout techniques and programs; class designs; operational processes; marketing strategies and plans; trade secrets; pricing; information systems; budgets; revenues and expenses; financial forecasts; profit margins; forms, procedures, memos, manuals, and training materials; relationships with suppliers, vendors, agents or other licensees; and other facility leases or license terms; as well as any notes, compilations, summaries or other materials prepared by or for the Receiving Party that contain, are based on, or otherwise are derived from, in whole or in part, any of the foregoing; provided, however, that Confidential Information does not include information that (a) at the time of disclosure is, or thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by the Receiving Party or any of its Representatives, (b) at the time of disclosure is, or thereafter becomes, available to or known by the Receiving Party or its Representatives from a third-party source (provided that, to the Receiving Party’s knowledge, such third party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party), (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party, or (d) was or is independently developed by the Receiving Party or its Representatives without reference to or use of any of the Disclosing Party’s Confidential Information.

15.1.2. “Disclosing Party” means a Party whose Confidential Information has been received by, disclosed to or otherwise obtained by, directly or indirectly, the other Party.

15.1.3. “Receiving Party” means a Party that has received, been given access to or otherwise obtained, directly or indirectly, any Confidential Information of the other Party

15.1.4. “Representatives” means a Receiving Party’s employees, officers, directors, attorneys, accountants and advisors (but excluding any of the same that are competitors of the Disclosing Party).

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15.2. No Disclosure or Use of Confidential Information, Except as Permitted. Each Party agrees (a) not to disclose or otherwise provide, directly or indirectly, the terms of this Agreement or any Confidential Information of a Disclosing Party to any person, firm, corporation, or other entity, including the general public, directly or indirectly, without the prior written consent of the Disclosing Party (except that a Receiving Party may disclose such information to its Representatives, provided that such Representatives (i) need to review such information to assist the Receiving Party, or act on its behalf, in performing hereunder, (ii) are informed by the Receiving Party of the confidential nature of such information, and (iii) are subject to confidentiality duties or obligations with respect to such information that are no less restrictive than those set forth herein; (b) not to use the Confidential Information of a Disclosing Party in connection with any work performed for the benefit of the Receiving Party or any of the Receiving Party’s Representatives or for the benefit of any competitor of the Disclosing Party without the prior written consent of the Disclosing Party; (c) not to copy or reproduce, in any manner, any Confidential Information of a Disclosing Party (except to the extent included in automatically generated computer back-up or archival copies generated in the ordinary course of the Receiving Party’s business or as required to comply with applicable law or otherwise with the prior written consent of the Disclosing Party); and (d) to take all reasonable, necessary and appropriate actions to safeguard Confidential Information of a Disclosing Party that at it receives from unauthorized disclosure or use, which actions will not be any less protective than the precautions taken with respect to a Receiving Party’s own Confidential information.

15.3. Ownership. Each Party’s Confidential Information shall remain the property of that Party. The Receiving Party will not have any license in or rights to any patents, trade secrets, trademarks, copyrights, intellectual property, proprietary rights or other Confidential Information of the Disclosing Party by virtue of this Agreement or the disclosure of such Confidential Information.

15.4. Return or Destruction. Upon the request of the Disclosing Party, the Receiving Party will, at its option, promptly either (a) return to the Disclosing Party all materials provided by the Disclosing Party containing Confidential Information, including any copies, compilations, and extracts thereof, without retaining any copies thereof or (b) certify in writing that it has destroyed the same. The obligations in this section 15.4 do not extend to any automatically generated back-up or archival copies created in the ordinary course of the Receiving Party’s business, provided that any Confidential Information contained therein shall remain subject to the non-disclosure obligations set forth herein.

15.5. Remedies. Each Party acknowledges that the sharing of Confidential Information of a Disclosing Party in breach of this Agreement, whether directly or indirectly, could have a material detrimental effect on the future profitability of the Disclosing Party and that determining the resulting damages to the Disclosing Party would be impracticable or extremely difficult to ascertain; therefore, the Parties agree that if a Receiving Party violates the terms of this section 15, the Disclosing Party may seek injunctive relief in addition to any other remedy to which it is entitled.

15.6. No Public Announcements. In no event may Licensee, without the prior written approval of Licensor (a) publicize or comment on, in any medium that now exists or will exist in the future (including, without limitation, any news media or social media) the facts and circumstances of Licensee’s experience as a licensee of Licensor or (b) make any public announcements or issue any press releases concerning this Agreement or the transactions contemplated hereby.

15.7. Survival. This section 15 shall survive the expiration or termination of this Agreement for a period of two years

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16. Miscellaneous.

16.1. Disputes. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, the Parties shall consult with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 days, then, upon notice by either Party to the other, all disputes, claims and other matters in controversy arising out of or relating to this Agreement , or the performance or breach hereof, shall be submitted to final binding arbitration in accordance with the provisions and procedures of this section 16.1. The arbitration provided for in this section 16.1 shall take place in Orange County, California, in accordance with the provisions of the title 9, sections 1280 et seq. of the California Code of Civil Procedure, except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Orange by a process mutually agreed upon by Licensor and Licensee. If no such agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of California Code of Civil Procedure §1281.6. Licensor and Licensee shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of California Code of Civil Procedure §1282.2(a)(1), except that the arbitrator shall give not less than 30 days’ notice of the hearing unless the Parties mutually agree to shorten the time for notice. Licensor and Licensee shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of California Code of Civil Procedure §1283.05. In conjunction with these procedures, the Parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The Parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum. The decision of the arbitrator may be confirmed pursuant to the provisions of California Code of Civil Procedure §1285. The details or existence of any disputes, claims and other matters in arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party, except as may be required by law. The cost of such arbitration, the cost of enforcing the arbitration award in court and the cost of seeking a court order to compel arbitration, including reasonable attorneys’ fees, shall be borne by the losing Party or in such proportions as the arbitrator shall decide. All reasonable costs, including reasonable attorneys’ fees, incurred in enforcing an arbitration award in court shall be borne by the losing Party in such proceedings. Anything to the contrary in this Agreement notwithstanding, Licensor shall have the right and option to maintain a summary action for eviction, such as an unlawful detainer action, in a court of competent jurisdiction. Furthermore, anything to the contrary in this Agreement notwithstanding, Licensor shall have the right and option to maintain action for injunctive and other equitable relief against Licensee in a court of competent jurisdiction.

16.2. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

16.3. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies.

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16.4. Entire Agreement. This Agreement, including all schedules, exhibits and attachments attached hereto, constitutes the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties (including any prior confidentiality agreement between the parties). No Party has been induced to enter into this Agreement by, nor is any Party relying upon, any representation or warranty outside those expressly set forth in this Agreement.

16.5. Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected.

16.6. Trademarks, Service Marks and Patents; Marketing. Licensee acknowledges the validity of all Marks owned by Licensor, and neither Licensee nor any Sublicensee shall use any of said Marks without the prior written approval of Licensor, as set forth below. If Licensor grants its written approval to Licensee to use any of its Marks in connection with this Agreement, Licensee and the applicable Sublicensee shall use such Marks only in the exact form, style, and type then prescribed by Licensor, only for the purposes expressly outlined in this Agreement or the written approval granting use of such Marks, and subject to any additional usage guidelines provided by Licensor. Any request by Licensee or a Sublicensee to use any of Licensor’s Marks shall be directed to Chad Abramo, Executive Vice President of Ancillary Services, at chada@fitnessintl.com, or as otherwise directed by Licensor. Without limiting the foregoing, Licensee and Sublicensees will be solely responsible for any marketing of the Services (including, without limitation, the preparation of all marketing materials and the costs thereof). All marketing created or used by or on behalf of Licensee or a Sublicensee that includes Licensor’s Marks shall be subject to the prior written approval of Licensor, which may be withheld in Licensor’s sole and absolute discretion; provided, however, that: (a) Licensee may, without Licensor’s prior approval, list solely a Facility’s name, postal address, phone, or website address in Licensee’s online and printed directories (but Licensee shall cease using such information upon termination of the applicable License or upon Licensor’s request); and (b) Licensee may use Licensor’s Marks to market Licensee’s business (including by way of announcements of pending openings) to its investor community, local businesses and households, subject to Licensor’s prior approval, not to be unreasonably withheld, conditioned or delayed.

16.7. Assignment. This Agreement and each License granted hereunder is personal to Licensee. Neither this Agreement nor any License nor any of Licensee’s rights hereunder or thereunder may be assigned or otherwise transferred, in whole or in part, in any manner whatsoever (including, without limitation, by way of sublicense or franchise) by Licensee unless first approved in writing by Licensor (with such approval not to be unreasonably withheld). Licensee will not have the right to authorize or permit any person other than Sublicensees approved by Licensor in accordance with this Agreement to occupy or provide Services within any Facility. Any purported assignment or transfer in violation of this section 16.7 shall be void and of no effect. For the avoidance of doubt, Licensor shall have the absolute, unrestricted right, exercisable at any time, to transfer and assign all or any part of its rights and obligations under this Agreement to any person or legal entity without Licensee’s consent by providing 30 days’ written notice thereof to Licensee.

16.8. Binding Effect. Subject to the provisions of this Agreement restricting assignment, this Agreement shall bind the Parties, their personal representatives, successors, Sublicensees and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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16.9. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by electronic mail or facsimile transmission) and shall be deemed to have been duly made and received when personally served; or, if sent by first class mail, registered or certified, postage prepaid, on the second day after mailing; or, if sent by Federal Express or similar overnight courier service, expenses prepaid, when delivered; or, if sent by electronic mail, graphic scanning or other facsimile communications equipment, when delivered by such equipment. Any such notices, requests, demands or other communications must be properly addressed as follows (provided that either Party may change their address for purposes hereof by giving notice to the other Party in the manner set forth below):

Licensor:	Licensee:

Fitness International, LLC

3161 Michelson Drive, Suite 600

Irvine, California 92612

Attention: General Counsel

Facsimile number: (866) 430-1079

With a copy sent to the attention of:

Licensing Department, at the same address.

Novo Healthnet Limited, Inc. 119 Westcreek Dr., Suite 1 Woodbridge, Ontario, L4L9M6 Sublicensee (if applicable): See applicable Facility License Agreement

16.10. Standard for Consent. Except as otherwise provided herein, Licensor shall not be obligated to exercise any standard of reasonableness in determining whether to grant any consent or approval allowed or permitted in this Agreement.

16.11. Relationship of the Parties; Third Party Beneficiaries. Licensee and Sublicensees are independent contractors and are solely responsible for all aspects of the provision of Services within the Service Areas, subject only to the express conditions and covenants established by this Agreement. The Parties agree that this Agreement is not intended to create and shall not be considered as creating any partnership, joint venture, employment, agency or any fiduciary or other relationship between Licensor, on the one hand, and any Licensee Party on the other hand, aside from a licensor-licensee relationship solely between Licensor and Licensee. Neither Party shall engage in any behavior which could reasonably cause any person or entity, either directly or indirectly, to reasonably believe that any Licensee Party is an employee of Licensor. Licensor and Licensee agree and accept that the terms of this Agreement do not constitute an employment agreement between Licensor and any Licensee Party. Neither Licensee nor Sublicensees will have any right or power to, or will, bind or obligate Licensor in any way or manner, nor represent that they have any right to do so. The sole relationship between Licensee and Licensor is a commercial, arms’ length business relationship and, except as provided in this section 16.11, there are no third party beneficiaries to this Agreement; however, Licensor will be deemed to be a third party beneficiary to all agreements between Licensee and any Sublicensee pertaining to a Facility. Licensee’s and Sublicensees’ businesses are, and will be kept, totally separate and apart from any that may be operated by Licensor. Licensee acknowledges and agrees that any Sublicensee providing Services in a Service Area will enter into a franchise relationship with Licensee and not Licensor, and has no other relationship with Licensor other than that of independent contractor.

16.12. Attorneys’ Fees. If either Party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing Party in any such action, arbitration, trial or appeal thereon shall be entitled to reasonable attorneys’ fees to be paid by the losing Party as fixed by the arbitrator or court in the same or a separate suit, and whether or not such action or suit is pursued to decision or judgment.

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16.13. Consequential Damages. Notwithstanding anything to the contrary herein, Licensor shall not be liable to Licensee for consequential damages, special damages or lost profits.

16.14. No Warranty or Waiver. Except as otherwise set forth herein, neither Party makes any warranties or guarantees upon which the other party, or any Sublicensee, may rely by providing any waiver, approval, consent, acceptance or suggestion to the other party, or any Sublicensee, in connection with this Agreement, and assumes no liability or obligation to the other party therefor, or by reason of any neglect, delay, or denial of any request therefor. Except as otherwise set forth herein, neither party will, by virtue of any advice provided to the other party, assume responsibility or liability to the other party or to any third parties (including, but not limited to, Sublicensees) to which the providing party would not otherwise be subject. No waiver by Licensor of any provision of this Agreement shall be deemed a waiver of any other provision hereof or of any subsequent breach by Licensee, or any Sublicensee, of the same or any other provisions. Licensor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Licensor’s consent to or approval of any subsequent act by Licensee, or any Sublicensee. The acceptance of any payment hereunder by Licensor shall not be a waiver of any preceding breach by Licensee of any provision hereof, other than the failure of Licensee to pay the particular payment so accepted, regardless of Licensor’s knowledge of such preceding breach at the time of acceptance of such payment.

16.15. Authority. If Licensee is a corporation, limited liability company, trust, or general or limited partnership, Licensee, and each individual executing this Agreement on behalf of such entity, represent and warrant that such individual is duly authorized to execute and deliver this Agreement on behalf of said entity and that no additional signatures or consent are required for this Agreement to be the binding legal obligation of such entity.

16.16. Construction. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” is used in the inclusive sense of “and/or.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. References to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. References to any law means any domestic or foreign federal, state, provincial, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation or other similar requirement enacted, adopted, promulgated or applied by a governmental authority or any decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other governmental authority or arbitrator as the same has been amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time. The words “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof. A “business” day shall mean any day other than a Saturday, Sunday or United States federal holiday. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Any article, section, paragraph or subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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16.17. Survival. Sections 5.8 (“No Disparagement”), 7.3 (“Non-Solicitation”), 9 (“Indemnification; Damages”) and 15 (“Non-Disclosure”), and any other provisions of this Agreement that may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement or the Licenses granted hereunder, shall survive such expiration or termination indefinitely or as otherwise expressly provided.

16.18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that a .pdf copy or facsimile copy of this Agreement bearing authorized signatures may be treated as an original.

16.19 Agreements with Third Parties. Licensee acknowledges that, over time, Licensor has entered, and will continue to enter, into agreements with other third parties and service providers for the right to operate service or retail outlets in Facilities. These agreements may contain provisions, conditions and obligations that differ from those contained in this Agreement. The existence of different forms of agreement and the fact that Licensor and other entities may have different rights and obligations does not affect the duties of the parties to this Agreement to comply with the terms of this Agreement.

16.20 Priority of Documents. Any conflict, ambiguity or inconsistency between the terms and conditions in the documents making up this Agreement shall be resolved in accordance with the following decreasing order of priority: (1) this Agreement, (2) the applicable LMA, (3) the applicable Facility License Agreement, and (4) any other referenced or incorporated documents.

16.21 Exercise of Discretion. Whenever Licensor has reserved in this Agreement a right and/or the discretion to take or withhold an action, or to grant or decline to grant Licensee a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, Licensor may make such decision or exercise such right and/or discretion on the basis of its judgment of what is in its best interests. Licensor’s judgment of what is in its best interests, at the time its decision is made or its right or discretion is exercised, can be made without regard to whether: (1) other reasonable alternative decisions or actions, or even arguably preferable alternative decisions or actions, could have been made by Licensor; (2) Licensor’s decision or the action taken promotes its financial or other individual interest; (3) Licensor’s decision or the action taken applies differently to Licensee and one or more other Sublicensees, or differently among Sublicensees; or (4) Licensor’s decision or the action taken is adverse to Licensee’s interests. Licensor will have no liability to Licensee for any such decision or action. Licensor and Licensee intend that the exercise of Licensor’s right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, Licensor and Licensee agree that such covenant will not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants Licensor the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Licensee’s rights and obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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Each party is signing this agreement on the date stated in the introductory clause.

Fitness International, LLC		Novomerica Health Group Inc.

Signature:	/s/ Kathryn Polson	Signature:	/s/ Robert Mattacchione
Name:	Kathryn Polson	Name:	Robert Mattacchione
Title:	Chief Financial Officer	Title:	President

Signature:	/s/ Todd von Sprecken
Name:	Todd von Sprecken
Title:	Chief Development Officer

[Signature Page to Master Facility License Agreement (Novomerica Health Group Inc., a Nevada corporation)]

Schedule 1.2

Facilities Subject to Initial Licenses

1.	That certain Licensor facility no. 37293 located at 5750 Britton Parkway, Columbus, Ohio 43016 known as “LA Fitness Columbus – Britton Pkwy” – Monthly License Payment: $3,700

2.	That certain Licensor facility no. 37295 located at 850 Goodale Blvd., Columbus, Ohio 43212 known as “LA Fitness Columbus – Goodale Blvd.” – Monthly License Payment: $5,800

3.	That certain Licensor facility no. 37298 located at 5959 North Hamilton Road, Columbus, Ohio 43230 known as “LA Fitness Columbus - N. Hamilton Rd.” – Monthly License Payment: $5,000

4.	That certain Licensor facility no. 37299 located at 2100 Polaris Parkway, Columbus, Ohio 43240 known as “LA Fitness Columbus – Polaris Pkwy” – Monthly License Payment: $5,000

5.	That certain Licensor facility no. 37297 located at 1800 Tanglewood Park Blvd., Hilliard, Ohio 43026 known as “LA Fitness Hilliard – Tanglewood Park Blvd.” – Monthly License Payment: $5,000

6.	That certain Licensor facility no. 37300 located at 3474 Sawmill Dr., Powell, Ohio 43065 known as “LA Fitness Powell – Sawmill Dr.” – Monthly License Payment: $5,000

Schedule 6.1

Licenses and Permits

[Licensee: please insert]

Schedule 13

Trade Names

[Licensee: please insert]

[insert Facility name]

Exhibit A -1

Form of Location Memorandum Agreement

This Location Memorandum Agreement (“LMA”) is between Fitness International, LLC / Fitness & Sports Clubs, LLC] (“Licensor”) and Novomerica Health Group Inc. (“Licensee”) and is effective as of the last date set forth below.

Licensor and Licensee subject to that certain Master Facility License Agreement dated as of [________] (as amended from time to time, the “MFLA”), which contemplates that Licensor and Licensee may from time to time agree to license additional Licensor facilities.

Licensor and Licensee therefore agree as follows:

(A) Licensor hereby grants to Licensee the right to license to a Sublicensee the occupancy and use, within that certain Licensor facility no. [insert] located at [insert address] known as “[insert]”), a Service Area as depicted on Attachment A hereto. Hereafter, such facility will be deemed a Facility, and such license will be deemed a License, in each case subject to the terms and conditions of the MFLA.

(B) The Grant Date for such License shall be [__].

(C) The Commencement Date for such License shall be [__].

(D) The approximate square footage of the Service Area referenced in (A) shall be [insert] square feet.

(E) The Monthly License Payment for such License shall be $[insert].

(F) Sublicensee’s minimum hours of operation shall be: _____ days a week, _____ hours per day.

(G) For purposes of section 8 of the MFLA, the Facility Owner of this Facility shall be named as an additional insured as follows: [insert].

(H) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the MFLA. This LMA may be executed in counterparts and will be as fully binding as if signed in one entire document, and counterparts delivered by facsimile transmission or by e-mail delivery of a “.pdf” file may be used in lieu of the originals for any purpose.

The Parties hereby execute this LMA by their duly authorized representatives.

[Fitness International, LLC / Fitness & Sports Clubs, LLC]	Novomerica Health Group Inc.

Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

Signature:
Name
Title:
Date:

[insert Facility name]

Exhibit A-2

Form of Facility License Agreement

Exhibit B

Services

Permitted Use	Detailed Description

Out-patient physical and/or occupational therapy	General orthopedic physical and/or occupational therapy including rehabilitation of the hands or upper extremities and foot and ankle rehabilitation: physical and/or occupational therapy for sports injuries, spine rehabilitation, including, but not limited to, mobilization, stabilization and back education, industrial rehabilitation medicine, work hardening or conditioning of the injured worker, and other therapeutic interventions included in the scope of practice of physical and/or occupational therapy, which are rendered:

	(1)	by a: (a) licensed physical therapist (“PT”), (b) licensed physical therapy assistant (“PTA”), (c) licensed occupational therapist (“OTR”), or (d) licensed occupational therapist assistant (“COTA”); and

	(2)	with respect to ongoing treatment (e.g. following an initial evaluation that determined the need for ongoing treatment) is provided pursuant to a treatment plan developed by a PT or OTR, which is consistent with the statutes and regulations governing the provision of therapy services and the respective state practice acts for physical and occupational therapy; and

	(3)	Where required by law, is pursuant to an order, referral and/or certification by a physician or authorized non-physician practitioner.

In addition:

1.	All Services rendered must be provided: (a) directly pursuant to a bona fide prescription issued by a licensed physician or other licensed healthcare provider (e.g., nurse practitioner); and/or (b) pursuant to a Customer’s medical benefits under Medicare, Medicaid, a private insurance plan and/or workers’ compensation insurance (collectively, “Insurance”). In the event that neither (a) nor (b) in the previous sentence are applicable to a particular Customer, Services may be rendered through direct access as specifically permitted by applicable law (but only if charged a minimum cash pay reimbursement rate of $100 per hour).

2.	In no event shall Licensee, Sublicensee or Licensee’s or Sublicensee’s agents, employees, representatives or contractors offer, advertise, sell, promote, provide or otherwise engage in Personal Training, as such term is defined in the Agreement, at the Facility.

[insert Facility name]

Exhibit C

Form of Construction Memorandum

Subject to the terms and conditions of that certain Master Facility License Agreement between Fitness International, LLC, a California limited liability company, on its own behalf and on behalf of its affiliates (individually and collectively, “Licensor”), and Novomerica Health Group Inc., a Nevada corporation (“Licensee”) (such agreement, as amended from time to time, the “MFLA”), Licensee shall construct the following mutually agreed upon improvements to the Service Area within that certain Licensor facility no. [insert] located at [insert address] known as “[insert]”), (enclose construction drawings and plans and specifications and attach additional pages if necessary):

●	[TBD]

●	[TBD]

●	[TBD]

●	[TBD]

Licensee’s detailed written estimate of the expected total costs of such Improvements is (attach additional pages if necessary): [______]

Estimated Completion Date of the Improvements: [______]

All plans and specifications must be reviewed and approved by Licensor, whether or not attached to this memorandum.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the MFLA. This memorandum may be executed by facsimile transmission or by e-mail delivery of a “.pdf” file and the same may be used in lieu of the original for any purpose.

Accepted and agreed on [______].

Fitness International, LLC	Novomerica Health Group Inc.

Signature:	Signature:
Name:	Name:
Title:	Title:

[insert Facility name]

Exhibit D

EFT Authorization

Licensee hereby authorizes the use of EFT for Licensor’s collection of the Monthly License Payments due under that certain Master Facility License Agreement between Fitness International, LLC, a California limited liability company, on its own behalf and on behalf of its affiliates Fitness & Sports Clubs, LLC, a Delaware limited liability company (individually and collectively, “Licensor”), and Novomerica Health Group Inc., a Nevada corporation (“Licensee”) (such agreement, the “MFLA”), as follows (capitalized terms used but not defined herein have the meanings given to such terms in the MFLA):

I, __________________, on behalf of Licensee, hereby authorize the bank or financial institution of Licensee set forth below (the “Bank”) to make payments by the method indicated below and to post such payments to the account indicated below or to any replacement account (the “Account”) for purposes of satisfying the Monthly License Payment obligations owed by Licensee to Licensor (including payments for any charges returned unpaid by Bank), pursuant to the MFLA. Licensee hereby waives any requirement that Licensor provide prior notification of any amounts due. This authorization shall become effective upon execution by Licensee’s authorized signatory. Authorized payments may be separately initiated or, to the extent permitted by law, combined with other authorized payments.

Checking account #:	__________________________________________	(attach voided check)
Account routing #:	__________________________________________
Bank name:	__________________________________________
Bank address:	__________________________________________
City/province/zip:	__________________________________________

OR

Credit card account #:	__________________________________________	exp. date _______________

I understand that there will be a $10.00 (USD) fee charged for any and all withdrawals returned unpaid or declined.

Licensee:

Novomerica Health Group Inc.

Signature:
Name:
Title:

[insert Facility name]

Exhibit E

License Rules And Regulations

1.	Business Hours. Licensee must be open for business at each Service Area as set forth in the Agreement or as otherwise agreed in writing from time to time.

2.	Business Address. The U.S. Postal Service and other carriers may not deliver mail to Licensor facilities. Accordingly, Licensee may not use a Facility address as a mailing address. For the sole purpose of providing a billing address or a physical address to its Customers and payors, Licensee may use the address of a Facility with a suite number of “[insert trade name]”; however, Licensee understands and agrees that mail may not be delivered to a Facility address and that Licensor will not be liable for any mail sent to Licensee at such an address.

3.	Dress Code. Licensee and its agents, contractors, employees and representatives are required to dress in a professional manner while operating Licensee’s business in a Facility. Any clothing worn by the Licensee or its agents, contractors, employees or representatives shall properly identify Licensee’s independent nature by identifying the name of Licensee’s business. While working in a Facility, Licensee’s agents, contractors, employees and representatives may not wear apparel displaying a Licensor “logo” or trade name or any clothing that shall in any way indicate or imply that Licensee or any of its agents, contractors, employees or representatives are employees of Licensor. Street clothing, including, but not limited to, blue jeans, sandals, hard sole shoes and shorts (such restrictions being consistent with the general club dress code) are not acceptable apparel while working in a Facility.

4.	Cleanliness. Licensee is required to maintain a clean, healthy and sanitary working environment at all times. Licensee being cited or warned by county, state, provincial or city health inspectors for maintaining unsatisfactory working conditions may become grounds for termination of the Agreement.

5.	Professional Conduct. Licensee and its agents, contractors, employees and representatives shall maintain a high professional standard of conduct at all times, including, without limitation, with respect to language, conduct and appearance. Licensee shall at all times be aware that each Licensor Facility is a sports club seeking to serve its Members and their guests with the highest level of service. In addition to these License Rules and Regulations, the Licensee Parties shall at all times abide by the Facility Rules and Regulations attached hereto as Attachment A and incorporated by reference herein and any other rules as posted at a Facility (the “Facility Rules and Regulations”), which Licensor may revise without notice at any time.

6.	Food and Drug Requirements. Licensee and its agents, contractors, employees and representatives agree not to violate laws, rules, policies or codes enforced or promulgated by the U.S Food and Drug Administration, Health Canada, the Ontario Ministry of Health and Long-term Care, the College of Physiotherapists of Ontario, or similar bodies (including, without limitation, by offering, selling, prescribing or providing services or products or diagnosing conditions in violation thereof) while conducting business in a Facility.

7.	Commissions. Under no circumstances is Licensee, its agents, contractors, employees or representatives permitted to give money, commissions, or gratuities to any Licensor employee, nor is Licensee, its employees, agents, representatives or contractors permitted to solicit or accept money, commissions or gratuities from any Licensor employee for any reason.

8.	Phones and Sales Desks. Licensee and its agents, contractors, employees and representatives are not permitted to use Licensor phones, computers, printers or desks at any time.

9.	Respect for Clients and Fellow Professionals. Licensee and its agents, contractors, employees and representatives agree to act with integrity in their relationships with colleagues, fellow licensees, club staff and other professionals to enhance the contribution of all parties to the achievement of optimum benefits for Licensee’s Customers and Licensor’s Members.

10.	Equipment Use. Licensee agrees that its agents, contractors, employees and representatives will NOT use any workout equipment, wherever located in any Facility, or other services offered at a Facility, at any time for their personal use, unless such individuals are Members, as set forth in the Agreement. If Licensee’s agents, contractors, employees or representatives are Members, then such individuals may workout at a Facility at which they are a Member pursuant to the terms of their respective membership agreements with Licensor, provided such individuals do so during hours when they are not working, or scheduled to work, in that Facility.

11.	Personal Training; Group Fitness. Except as may be expressly permitted in the Agreement, Licensee and its agents, contractors, employees and representatives agree not to conduct or advise Licensor Members or Licensee Customers, invitees or guests with respect to Personal Training or Group Fitness, nor to coach or instruct any Members or guests in connection with prescribed nutritional plans or programs.

[insert Facility name]

Attachment A to Exhibit E

Facility Rules and Regulations

1.	Each Licensee Customer must be personally accompanied or directly supervised by an agent, employee or representative of Licensee at all times while such Customer is using a Service Area.

2.	Licensee Parties will refrain from engaging in loud, foul or slanderous language or molesting, badgering or harassing Members, Members’ guests, and Facility agents, contractors, employees licensees and representatives. Threatening or violent conduct is prohibited.

3.	Licensee Parties shall not offer any Services to Licensor’s employees free of charge or at discounted rates, unless approved in writing in advance by Licensor’s Chief Financial Officer, General Counsel or Vice President of New Business Development. Except as otherwise agreed in writing by the Parties, Licensee Parties shall not attempt, in any way, to influence Licensor’s employees to endorse or promote Licensee or any Services.

4.	Except as permitted in the Agreement, no Licensee Party may coach or train Members or Members’ guests (as determined solely by Licensor). Licensee Parties may not engage in any unsanctioned business or enterprise while at a Licensor facility.

5.	From time to time, Licensor may permit independent contractors to offer products or services to Members (including to any Licensee Party who is a Member). Licensor does not stand behind or in any way make any representations or warranties concerning, or guarantee the quality or reliability of, these products or services, including whether or not these independent contractors will remain in business for any period of time.

6.	Licensor is not liable to Licensee Parties for any personal property that is lost, damaged or stolen while on or around a Facility’s premises, including but not limited to, any vehicle or its contents, or any property left in a locker.

7.	Licensee Parties may not bring illegal drugs or alcoholic beverages onto Licensor premises.

8.	The front desk telephone may only be used by Licensee Parties only in an emergency. Cell phone usage and photography is prohibited in the locker rooms.

9.	A Licensee Party is liable to Licensor for any Facility damage caused by said Party.

10.	Customers shall be required to sign a waiver and release of liability in a form approved by Licensor and as often as deemed necessary by Licensor. Until notified by Licensor of a change in the form of waiver and release of liability, Licensee shall require Customers to sign the form attached hereto as Attachment B to exhibit C: Form of Waiver of Liability.

11.	Customers may be offered health and fitness memberships or sales presentations by Licensor and may be invited to participate in a personal training or fitness assessment by Licensor.

12.	Customers are not permitted to use any facilities or services, including, without limitation, lockers, group fitness classes, exercise equipment, basketball courts, racquetball courts, lobby chairs, Kids Klub, Kids Klub restroom, towels, etc., except as explicitly provided in the Agreement.

13.	Licensee Parties may not use Licensor’s towel service.

14.	Licensee Parties will abide by any additional Licensor rules and regulations posted at a Facility.

[insert Facility name]

Attachment B to Exhibit E

Form of Waiver of Liability

I understand and acknowledge that Novomerica Health Group Inc. is licensing facilities (“Facilities”) from Fitness International, LLC to perform the evaluation and treatment procedures that are deemed necessary by my therapist in the treatment of my condition. In consideration of being permitted to make use of and/or have access to the Facilities, I do hereby, on behalf of myself, on behalf of any minor or other person for whom I have requested such evaluation and treatment procedures (“Minor”), on behalf of my heirs, successors and assigns, and on behalf of such Minor’s heirs, successors and assigns, release and forever discharge Fitness International, LLC, its affiliates, and their respective successors, related entities, directors, officers, employees, and agents (collectively, “Releasees”) from, and hereby waive and release, any and all claims, demands, actions, and causes of action whatsoever arising out of or in any way related to any loss, damage, or injury, including death, that may be sustained by me and/or such Minor in, on, upon, in connection with or while making use of the Facilities, regardless of whether any such loss, damage, or injury is caused by the active or passive negligence of the Releasees or otherwise and regardless of whether any such liability arises in tort, contract, strict liability or otherwise, to the fullest extent allowed by law.

Patient Signature	Witness	Date

FOR MINORS: As parent or legal guardian, I have read, understand, and agree with all items stated above and hereby authorized Novomerica Health Group Inc. to administer physical therapy treatment as prescribed to ______________ (Patient Name).

Parent/Guardian Name	Parent/Guardian Signature	Date

[insert Facility name]

Exhibit F

Contractor Insurance

Worker’s compensation insurance as required by applicable laws and employer’s liability Insurance with limits of not less than Five Hundred Thousand Dollars ($500,000) and any insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the insuring party’s general contractor and subcontractors from any and all liability under the aforementioned acts.

Commercial general liability insurance (including contractor’s protective liability) with a combined single limit (bodily injury and property damage) of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Such insurance shall provide for explosion, collapse and underground coverage and contractual liability coverage and shall insure the insuring party’s general contractor and/or subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contract, whether such operations are performed by the insuring party’s general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them. Such insurance policy shall include (a) a products/completed operations endorsement, and (b) endorsements deleting the employee exclusion on personal injury and the liquor liability exclusion.

Automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired and non-owned in an amount not less than One Million Dollars ($1,000,000) combined single limit (bodily injury and property damage) per occurrence and in the aggregate. Such insurance shall insure the insuring party’s general contractor and/or subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others arising from its operations under the contract, whether such operations are performed by the insuring party’s general contractor, subcontractor or any of their subcontractors, or by anyone directly employed by any of them.

Each applicable general contractor shall provide an “All Physical Loss” builder’s risk insurance policy on the work to be performed with respect to any Improvements. Licensee’s general contractor’s policy shall include as insureds Licensor and the applicable Facility Owner. The amount of insurance to be provided shall be one hundred percent (100%) replacement cost of the insuring party’s construction cost amount.

[insert Facility name]

Exhibit G

Permitted Signage

Must include the phrase: “[insert Licensee’s trade name] is independently owned and operated and is not an affiliate of LA Fitness.”

Signage and decal must each be no bigger than 18” by 18” unless otherwise approved by Licensor.